UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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CM Finance Inc

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CM Finance Inc

65 East 55th Street, 15th Floor

New York, NY 10022

Dear Stockholder:

You are cordially invited to attend the special meeting (the “Special Meeting”) of the stockholders of CM Finance Inc (the “Company”) to be held on August 28, 2019, at 9:30 a.m., local time, at the offices of Eversheds Sutherland (US) LLP, The Grace Building, 40th Floor, 1114 Avenue of the Americas, New York, NY 10036.

On June 26, 2019, the Company announced that Investcorp Credit Management US LLC (“Investcorp”), a subsidiary of Investcorp Bank B.S.C., entered into a definitive agreement (the “Adviser Sale Agreement”) with certain funds (the “Cyrus Funds”) managed by Cyrus Capital Partners, L.P. (“Cyrus Capital” and, together with the Cyrus Funds, “Cyrus”), Stifel Venture Corp. (“Stifel”), CM Investment Partners LLC (the “Adviser”), Michael C. Mauer and Christopher E. Jansen, the Co-Chief Investment Officers of the Adviser, whereby Investcorp would acquire the interests in the Adviser currently held by the Cyrus Funds and Stifel and pay off certain debt owed by the Adviser, resulting in Investcorp having a majority ownership interest in the Adviser (the “Transaction”). Upon consummation of the proposed Transaction, Messrs. Mauer’s and Jansen’s combined 42% interest in the Adviser will be diluted down to approximately 24% as a result of Investcorp receiving additional interests in the Adviser in exchange for funding the repayment of certain Adviser debt. The Company believes that Investcorp’s strong reputation, global reach and extensive investment capabilities will provide the Company with increased resources and investment opportunities.

Consummation of the Transaction will result in a change in control of the Adviser and, as a result, an assignment and subsequent termination of the current investment advisory agreement, dated February 5, 2014, between the Company and the Adviser (the “Existing Advisory Agreement”) in accordance with the Investment Company Act of 1940, as amended (the “1940 Act”). Although the ownership of the Adviser will change in connection with the completion of the Transaction, key senior management of the Adviser will continue to operate in the same professional capacity as prior to the Transaction, including the Adviser’s Co-Chief Investment Officers, Messrs. Mauer and Jansen. The Adviser’s current management will continue to determine the investment strategies and policies of the Adviser following completion of the Transaction. In addition, the Adviser expects that, following the Transaction, its investment process will not substantially change and, instead, will be enhanced because of the resources of Investcorp that will be available to the Adviser following the Transaction.

The stockholders of the Company are being asked to approve a new investment advisory agreement between the Company and the Adviser (the “New Advisory Agreement”). As described in the accompanying Proxy Statement, the terms of the New Advisory Agreement are substantially the same as those contained in the Existing Advisory Agreement. The 1940 Act requires that a new investment advisory agreement be approved by both a majority of an investment company’s “non-interested” (i.e., independent) directors and “a majority of the outstanding voting securities,” as that term is defined under the 1940 Act. The Company’s Board of Directors (the “Board”), including all of its non-interested directors, has unanimously approved the New Advisory Agreement and believes it to be in the best interests of the Company and its stockholders.

In evaluating the New Advisory Agreement, the Board requested, and received, extensive information and materials regarding the Adviser, Investcorp and their affiliates. The Board believes that the Company and its stockholders will benefit from Investcorp’s access to greater scale and resources, while maintaining continuity in the investment advisory services and personnel that have been provided by the Adviser to the Company. In particular, the Board believes that the Company will benefit from Investcorp’s larger platform, research capabilities, administrative resources, access to capital and a global distribution network.

Investcorp is a leading global credit investment platform with assets under management of $11.7 billion as of March 31, 2019. Investcorp manages funds which invest primarily in senior secured corporate debt issued by mid and large-cap corporations in Western Europe and the United States. The business has a strong track record of consistent performance and growth, employing approximately 24 investment professionals in London, New York and Singapore. Investcorp is a subsidiary of Investcorp Bank B.S.C. (“Investcorp Bank”). Investcorp Bank and its consolidated subsidiaries, including Investcorp, are referred to as “Investcorp Group”. Investcorp Group is a global provider and manager of alternative investments, offering such investments to its high-net-worth private and institutional clients on a global basis. As of March 31, 2019, Investcorp Group had $26.7 billion in total assets under management, including assets managed by third party managers and assets subject to a non-discretionary advisory mandate where Investcorp Group receives fees calculated on the basis of assets under management. Investcorp Group employs approximately 400 people across its offices in New York, London, Bahrain, Abu Dhabi, Riyadh, Doha, Mumbai and Singapore. Investcorp Group has been engaged in the investment management and related services business since 1982, and is expected to bring enhanced capabilities to the Adviser.

In addition, the Company announced that it had entered into a definitive stock purchase and transaction agreement with Investcorp BDC Holdings Limited (“Investcorp BDC”), an affiliate of Investcorp (the “Stock Purchase Agreement”), pursuant to which, following the closing of the Transaction (the “Closing”) and prior to the second anniversary of the date of the Closing (the “Closing Date”), Investcorp BDC will purchase (i) 680,985 newly issued shares of the Company’s common stock, par value $0.001 per share (“Company Common Stock”), which represents 5% of Company Common Stock outstanding as of June 26, 2019, at the most recently determined net asset value per share of Company Common Stock at the time of such purchase, as adjusted as necessary to comply with Section 23 of the 1940 Act, and (ii) 680,985 shares of Company Common Stock in open-market or secondary transactions.

If the Company’s stockholders approve the New Advisory Agreement, and subject to the satisfaction or appropriate waiver of the other conditions to the Closing, as more fully described in the Proxy Statement:

•

at the Closing, the Company and the Adviser will enter into the New Advisory Agreement and the New Administration Agreement (defined below), and the Company will become part of Investcorp’s larger investment platform;

•

following the Closing and prior to the second anniversary of the Closing Date, Investcorp BDC will purchase 680,985 newly issued shares of Company Common Stock at the most recently determined net asset value per share of Company Common Stock at the time of such purchase, as adjusted as necessary to comply with Section 23 of the 1940 Act (the “Direct Stock Purchases”); and

•	Investcorp BDC will purchase 680,985 shares of Company Common Stock in open-market or secondary transactions over a two-year period following the Closing (the “Open Market Purchases”).

Subject to and in conjunction with the Closing, in accordance with the provisions of the Maryland General Corporation Law, the Board is expected to approve articles of amendment to change the Company’s name. The shares of common stock of the Company will continue to be listed on the NASDAQ Global Select Market, although the ticker symbol is expected to change.

The Board unanimously recommends that you vote “FOR” the approval of the (i) New Advisory Agreement (the “New Advisory Agreement Proposal”) and (ii) the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the New Advisory Agreement (the “Adjournment Proposal”).

Your vote is very important to us. Whether or not you expect to be present in person at the Special Meeting, please sign the enclosed proxy card and return it promptly in the envelope provided, or vote via Internet or telephone. Instructions are provided on the proxy card. Returning the proxy card does not deprive you of your right to attend the Special Meeting and to vote your shares in person. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” the New Advisory Agreement Proposal. Abstentions and broker non-votes will have no effect on the Adjournment Proposal.

We look forward to seeing you at the Special Meeting.

Sincerely,

/s/ Michael C. Mauer

Michael C. Mauer

Chairman of the Board & Chief Executive Officer

New York, New York

July 12, 2019

This Proxy Statement is first being mailed to stockholders on or about July 12, 2019.

CM Finance Inc

65 East 55th Street, 15th Floor

New York, NY 10022

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held on August 28, 2019

July 12, 2019

To the Stockholders of CM Finance Inc:

I am pleased to invite our stockholders (the “Stockholders”) to the Special Meeting of Stockholders (the “Special Meeting”) of CM Finance Inc, a Maryland corporation (the “Company”). The Special Meeting will be held on August 28, 2019, at the offices of Eversheds Sutherland (US) LLP, The Grace Building, 40th Floor, 1114 Avenue of the Americas, New York, NY 10036, commencing at 9:30 a.m. (local time). At the Special Meeting, you will be asked to approve a new investment advisory agreement (the “New Advisory Agreement”) between the Company and CM Investment Partners LLC (the “Adviser”) in connection with the acquisition by Investcorp Credit Management US LLC (“Investcorp”) of an approximate 76% ownership interest in the Adviser, as more fully described in the enclosed Proxy Statement (the “New Advisory Agreement Proposal”).

Our Board of Directors has fixed the close of business on June 26, 2019 as the record date for the determination of Stockholders entitled to notice of and to vote at the Special Meeting or any adjournment or postponement thereof. Record holders of shares of our common stock, par value $0.001 per share, at the close of business on the record date are entitled to notice of and to vote at the Special Meeting.

For further information regarding the matters to be acted upon at the Special Meeting, I urge you to carefully read the accompanying Proxy Statement. If you have questions about the proposals or would like additional copies of the Proxy Statement, please contact our proxy solicitor, AST Fund Solutions, LLC (“AST”) at 1-800-488-8035.

Regardless of whether you own a few or many shares and whether you plan to attend the Special Meeting in person or not, it is important that your shares be voted on matters that come before the Special Meeting. Your vote is important.

By Order of the Board of Directors,

/s/ Christopher E. Jansen

Christopher E. Jansen

President and Secretary

CM FINANCE

PROXY STATEMENT	1
QUESTIONS AND ANSWERS	2
PROPOSAL NO. 1: TO APPROVE THE NEW ADVISORY AGREEMENT BETWEEN THE COMPANY AND THE ADVISER, TO TAKE EFFECT UPON THE CONSUMMATION OF THE TRANSACTION WITH INVESTCORP	12
PROPOSAL NO. 2: ADJOURNMENT OF THE SPECIAL MEETING	30
STOCK OWNERSHIP BY DIRECTORS, OFFICERS AND CERTAIN STOCKHOLDERS	31
FORWARD-LOOKING STATEMENTS	32
OTHER BUSINESS	32
SUBMISSION OF STOCKHOLDER PROPOSALS	33
WHERE YOU CAN FIND MORE INFORMATION	33
MISCELLANEOUS	35
APPENDIX A INVESTMENT ADVISORY AGREEMENT	36
APPENDIX B EXAMPLES OF QUARTERLY INCENTIVE FEE CALCULATION	43

CM Finance Inc

65 East 55th Street, 15th Floor

New York, NY 10022

PROXY STATEMENT

The proxy card, together with this proxy statement (this “Proxy Statement”), is solicited by and on behalf of the board of directors (the “Board of Directors” or the “Board”) of CM Finance Inc, a Maryland corporation (the “Company”), for use at the Special Meeting of Stockholders (the “Special Meeting”) and at any adjournment or postponement thereof. References in this Proxy Statement to “we,” “us,” “our” or like terms also refer to the Company, and references in this Proxy Statement to “you” or “Stockholders” refer to the stockholders of the Company. The mailing address of our principal executive offices is 65 East 55th Street, 15th Floor, New York, NY 10022. This Proxy Statement, the proxy card and Notice of Special Meeting have been mailed to the Stockholders of record as of June 26, 2019 on or about July 12, 2019 and been made available on the Internet.

Important Notice Regarding the Availability of Proxy Materials

for the Special Stockholders Meeting To Be Held on August 28, 2019

This Proxy Statement, the proxy card and Notice of Special Meeting are available at:

www.proxyonline.com/docs/cmfinanceinc2019.pdf.

QUESTIONS AND ANSWERS

At the Special Meeting of Stockholders of the Company to be held on August 28, 2019, you will have the opportunity to vote on the New Advisory Agreement Proposal (as defined below). The following “Questions and Answers” are provided for your convenience. These questions and answers may not address all of the questions that are important to you. We encourage you to read carefully the more detailed information contained elsewhere in this Proxy Statement, including the appendices.

Why did you send me this Proxy Statement and what am I being asked to vote on?

We sent this Proxy Statement and the enclosed proxy card to you because the Board is soliciting your proxy to vote at the Special Meeting. The primary purpose for the Special Meeting is to consider the approval of a new investment advisory agreement (the “New Advisory Agreement”) between the Company and CM Investment Partners LLC (the “Adviser”), in connection with the acquisition by Investcorp Credit Management US LLC (“Investcorp”) of an approximate 76% ownership interest in the Adviser, as more fully described in the enclosed Proxy Statement (the “New Advisory Agreement Proposal”). The material terms of the New Advisory Agreement are substantially the same as those contained in the Company’s current investment advisory agreement with the Adviser (the “Existing Advisory Agreement”).

Stockholders are also being asked to approve the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies (the “Adjournment Proposal”).

The record date for the determination of holders of shares of the Company’s common stock, par value $0.001 per share (“Company Common Stock”), entitled to notice of and to vote at the Special Meeting, or any adjournment or postponement of the Special Meeting, is the close of business on June 26, 2019. As of the record date, approximately 13,619,690 shares of Company Common Stock were issued and outstanding and entitled to vote at the Special Meeting.

What is the date of the Special Meeting and where will it be held?

The Special Meeting will be held on August 28, 2019, commencing at 9:30 a.m. (local time) at the offices of Eversheds Sutherland (US) LLP, The Grace Building, 40th Floor, 1114 Avenue of the Americas, New York, NY 10036.

Why are Stockholders being asked to vote on the New Advisory Agreement?

Stockholders of the Company are being asked to approve the New Advisory Agreement as a result of a pending change in control of the Adviser. Section 15(a) of the Investment Company Act of 1940, as amended (the “1940 Act”) provides that any investment management contract terminates automatically upon on its “assignment.” Section 2(a)(4) of the 1940 Act provides that the transfer of a controlling interest of an investment adviser, such as will be caused by the acquisition by Investcorp of an approximate 76% ownership interest in the Adviser (the “Transaction”), constitutes an “assignment.”

The closing of the Transaction (the “Closing”) is conditioned upon, among other things, the Company’s stockholders (the “Stockholders”) approving the New Advisory Agreement. If the New Advisory Agreement Proposal is not approved, the Transaction will not close, the ownership of the Adviser will not change, and the Company will continue to be managed by the Adviser pursuant to the terms of the Existing Advisory Agreement.

The 1940 Act requires that the New Advisory Agreement be approved by the Stockholders in order for it to become effective. The Board was advised of the potential Transaction and pending change in control of the Adviser by management of the Adviser in January 2019. The directors who are not “interested persons” of the Company, as defined in Section 2(a)(19) of the 1940 Act (each, an “Independent Director”), retained Proskauer Rose LLP (“Proskauer”) as independent legal counsel to advise them in connection with the Transaction, and met with Proskauer formally and informally on a number of occasions to discuss matters related to the Transaction. At an in-person meeting held on May 1, 2019, senior management of the Adviser and Investcorp discussed with the Board preliminary matters relating to the potential Transaction and the New Advisory Agreement. A telephonic meeting of the Board subsequently was held on June 12, 2019 to discuss further matters related to the Transaction. The Independent Directors met telephonically with Proskauer on June 24, 2019 to discuss the New Advisory Agreement and, subsequently, at an in-person meeting held on June 26, 2019, the Board formally considered whether it would be in the best interests of the Company to approve the New Advisory Agreement and whether to approve other matters related to the Transaction as discussed in the Proxy Statement. At the June 26, 2019 meeting, the Board, including all of the Independent Directors, unanimously approved the New Advisory Agreement and recommended that the New Advisory Agreement be submitted to the Stockholders for approval at the Special Meeting.

As described in the Proxy Statement, all material terms of the New Advisory Agreement, which will have an initial term of two years from the date of the Closing, are substantially the same to the Existing Advisory Agreement. Changes between the terms of the New Advisory Agreement and the Existing Advisory Agreement are discussed in the Proxy Statement.

What are the benefits of the New Advisory Agreement and the Transaction to the Company and the Stockholders?

In evaluating the New Advisory Agreement, the Board requested, and received, extensive information and materials regarding the Adviser, Investcorp and their affiliates. Management of the Company and the Board believe that the Company and its Stockholders will benefit from Investcorp’s access to greater scale and resources while maintaining continuity in the investment advisory services and personnel that have been provided by the Adviser to the Company. Specifically, management of the Company and the Board believe that the Adviser and the Company will benefit through enhanced investment capabilities by joining a large platform like Investcorp Group. Additionally, given Investcorp Group’s existing research capabilities across geographies, sectors, and products, the Company will have access to additional resources when evaluating investment opportunities. Investcorp also provides the Adviser with access to expanded administrative resources that will benefit the Company and a global distribution network, and can provide the Adviser with capital to create a middle-market lending platform for the Company to invest alongside.

Investcorp is a leading global credit investment platform with assets under management of $11.7 billion as of March 31, 2019. Investcorp manages funds which invest primarily in senior secured corporate debt issued by mid and large-cap corporations in Western Europe and the United States. The business has a strong track record of consistent performance and growth, employing approximately 24 investment professionals in London, New York and Singapore. Investcorp is a subsidiary of Investcorp Bank B.S.C. (“Investcorp Bank”). Investcorp Bank and its consolidated subsidiaries, including Investcorp, are referred to as “Investcorp Group”. Investcorp Group is a global provider and manager of alternative investments, offering such investments to its high-net-worth private and institutional clients on a global basis. As of March 31, 2019, Investcorp Group had $26.7 billion in total assets under management, including assets managed by third party managers and assets subject to a non-discretionary advisory mandate where Investcorp Group receives fees calculated on the basis of assets under management. Investcorp Group employs approximately 400 people across its offices in New York, London, Bahrain, Abu Dhabi, Riyadh, Doha, Mumbai and Singapore. Investcorp Group has been engaged in the investment management and related services business since 1982, and is expected to bring enhanced capabilities and experience to the Adviser.

In addition, if the New Advisory Agreement Proposal is approved, and subject to the satisfaction or appropriate waiver of the other conditions to the Closing, as more fully described in the Proxy Statement:

•

at the Closing, the Company and the Adviser will enter into the New Advisory Agreement and the New Administration Agreement, and the Company will become part of Investcorp’s larger investment platform;

•

following the Closing and prior to the second anniversary of the date of the Closing (the “Closing Date”), Investcorp BDC Holdings Limited (“Investcorp BDC”), an affiliate of Investcorp, will purchase 680,985 newly issued shares of Company Common Stock, which represents 5% of Company Common Stock outstanding as of June 26, 2019, at the most recently determined net asset value per share of Company Common Stock at the time of such purchase, as adjusted as necessary to comply with Section 23 of the 1940 Act (the “Direct Stock Purchases”);

•

Investcorp BDC will purchase 680,985 shares of Company Common Stock in open-market or secondary transactions over a two-year period following the Closing (the “Open Market Purchases”); such Open Market Purchases will be conducted pursuant to a Rule 10b5-1 plan (the “Trading Plan”) to be submitted to the Board for its review and approval and to be entered into with a reputable third-party brokerage firm; and

•

if Investcorp BDC does not own at least 10% of Company Common Stock by the second anniversary of the date of the Closing, Investcorp BDC has agreed to purchase from the Company, and the Company has agreed to issue and sell, the remaining balance at a price per share equal to the greater of the then-current net asset value per share and the market price of Company Common Stock on NASDAQ.

Will senior management of the Adviser change in connection with the Transaction?

No. Upon consummation of the Transaction, key senior management of the Adviser will continue to operate in the same professional capacity as prior to the Transaction, including the Adviser’s Co-Chief Investment Officers, Michael C. Mauer and Christopher E. Jansen. The Adviser’s current management will continue to determine the investment strategies and policies of the Adviser following completion of the Transaction.

Will the composition of the Adviser’s investment committee change in connection with the Transaction?

Yes. The Adviser’s investment committee (the “Investment Committee”) currently consists of Messrs. Mauer and Jansen (the Co-Chief Investment Officers of the Adviser), Andrew Muns (a managing director of the Adviser), and Michael Nitka, the designee of Stifel Venture Corp. (“Stifel”) to the Investment Committee. As discussed below, Stifel currently has a right to appoint a designee to the Investment Committee as a result of its 20% ownership interest in the Adviser. Because Stifel will no longer hold an ownership interest in the Adviser upon the Closing, Stifel’s right to appoint a designee to the Investment Committee will terminate and Mr. Nitka will resign from the Investment Committee, effective as of the Closing. Investcorp will have the right to appoint the fourth member of the Investment Committee, although it does not expect to do so at the Closing. Therefore, as of the Closing, the Investment Committee is expected to consist of Messrs. Mauer, Jansen and Muns. In addition, Jeremy Ghose, the Managing Director and Head of Investcorp Credit Management, will have an observer role on the Investment Committee. In his role as an observer to the Investment Committee, Mr. Ghose will not have a vote on the review and approval of investments. The Investment Committee’s process and procedures for reviewing and approving investments will remain the same.

Is approval of the New Advisory Agreement the only condition to closing under the Adviser Sale Agreement?

No. The Adviser Sale Agreement includes a number of other conditions to the Closing. If the New Advisory Agreement Proposal is approved, the New Advisory Agreement will become effective only if all other conditions to the Closing are satisfied or appropriately waived. If each of the terms and conditions is satisfied or waived, the parties to the Transaction anticipate that the Closing will occur in the third quarter of 2019.

In connection with the Transaction, will the Company enter into a new administration agreement with the Adviser?

Yes. At the June 26, 2019 meeting, the Board, including all of the Independent Directors, unanimously approved a new administration agreement between the Company and the Adviser (the “New Administration Agreement”),

which agreement would become effective only upon occurrence of the Closing. The terms of the New Administration Agreement, including the reimbursement of expenses by the Company to the Adviser, are identical to those contained in the Company’s current administration agreement with the Adviser (the “Existing Administration Agreement”). If the Transaction closes, upon effectiveness of the New Advisory Agreement, the Company will enter into the New Administration Agreement.

As with the Existing Administration Agreement, under the New Administration Agreement the Adviser will furnish the Company with office facilities and equipment and will provide it with clerical, bookkeeping, recordkeeping and other administrative services at such facilities. The Adviser will perform, or oversee the performance of, the Company’s required administrative services, which include, among other things, being responsible for the financial and other records that the Company is required to maintain and preparing reports to the Stockholders and reports and other materials filed with the U.S. Securities and Exchange Commission (the “SEC”). In addition, the Adviser will assist the Company in determining and publishing its net asset value, oversee the preparation and filing of its tax returns and the printing and dissemination of reports and other materials to the Stockholders, and generally oversee the payment of its expenses and the performance of administrative and professional services rendered to the Company by others. Under the New Administration Agreement, the Adviser will also provide managerial assistance on the Company’s behalf to those portfolio companies that have accepted its offer to provide such assistance. The Adviser may satisfy certain of its obligations under the New Administration Agreement to the Company through the services agreement with Investcorp International Inc. (“Investcorp International”), an affiliate of Investcorp (the “Investcorp Services Agreement”), including supplying the Company with accounting and back-office professionals upon the request of the Adviser.

Payments under the New Administration Agreement will equal an amount based upon the Company’s allocable portion (subject to the review of the Board) of the Adviser’s overhead in performing its obligations under the New Administration Agreement, including rent, the fees and expenses associated with performing compliance functions and the Company’s allocable portion of the cost of its chief financial officer and chief compliance officer and his respective staff’s compensation and compensation-related expenses. In addition, if requested to provide significant managerial assistance to the Company’s portfolio companies, the Adviser will be paid an additional amount based on the services provided, which shall not exceed the amount that the Company receives from such portfolio companies for providing this assistance.

How will the Closing of the Transaction affect the Company’s investment objectives and strategy?

The Company’s investment objective, which is to maximize the total return to Stockholders in the form of current income and capital appreciation by investing in debt and related equity investments of privately held middle-market companies, will remain unchanged as a result of the entry into the New Advisory Agreement.

Will the Company’s name change?

Yes. In accordance with the provisions of the Maryland General Corporation Law (the “MGCL”), the Board is expected to approve articles of amendment to change the Company’s name, subject to and in conjunction with the Closing.

Will the Company continue to be a publicly traded business development company (“BDC”) after the Closing?

Yes. After the Closing, the Company will continue to be a BDC and its shares of common stock will continue to be listed on the NASDAQ Global Select Market, although the ticker symbol is expected to change. The Stockholders will continue to own the same amount and type of shares in the same Company.

How will the base management fees payable by the Company change under the New Advisory Agreement?

The amount of the base management fee (the “Base Management Fee”) payable under the Existing Advisory Agreement and under the New Advisory Agreement is the same. The Base Management Fee payable will be calculated at an annual rate of 1.75% of the Company’s gross assets, including assets purchased with borrowed funds or other forms of leverage and excluding cash and cash equivalents (such amount, “Gross Assets”).

The Base Management Fee under the New Advisory Agreement will be calculated beginning with the date of the New Advisory Agreement (the “Commencement Date”). The New Advisory Agreement provides that, for the period from the Commencement Date through the end of the first and second fiscal quarters after the Commencement Date, the Base Management Fee will be calculated based on the value of the Company’s Gross Assets as of the end of such quarter. Subsequently, the Base Management Fee will be calculated based on the average value of the Company’s Gross Assets at the end of the two most recently completed fiscal quarters, as is presently the case under the Existing Advisory Agreement.

How will the incentive fees payable by the Company change under the New Advisory Agreement?

Substantially the same as the terms of the Existing Advisory Agreement, under the New Advisory Agreement, the Incentive Fee, which provides the Adviser with a share of the income that it generates for the Company, has two components, ordinary income (the “Income-Based Fee”) and capital gains (the “Capital Gains Fee”). The Income-Based Fee and Capital Gains Fee would be paid on a fiscal quarter-end and fiscal year-end basis, respectively, under the New Advisory Agreement, rather than a calendar quarter-end and calendar year-end basis, respectively, under the Existing Advisory Agreement.

Under the New Advisory Agreement, the total return requirement for the Income-Based Fee would be reset to begin on the last day of the quarter in which the Commencement Date occurs. In addition, under the New Advisory Agreement, the Capital Gains Fee would not be charged until the fiscal year ending June 30, 2021.

Do any of the Company’s directors have an interest in the approval of the New Advisory Agreement that is different from that of the Stockholders generally?

Messrs. Mauer and Jansen, as directors of the Company and employees of the Adviser, have certain significant conflicts of interests in connection with the vote on the New Advisory Agreement and the matters related to the Transaction. Messrs. Mauer and Jansen currently hold, in the aggregate, a 42% interest in the Adviser. In accordance with the Adviser Sale Agreement, Investcorp will acquire the interests in the Adviser currently held by Stifel and certain funds (the “Cyrus Funds”) managed by Cyrus Capital Partners, L.P. (“Cyrus Capital” and, together with the Cyrus Funds, “Cyrus”) and obtain newly issued interests in the Adviser in exchange for repaying certain debt of the Adviser owed to Cyrus. Upon consummation of the proposed Transaction, Messrs. Mauer’s and Jansen’s combined 42% interest in the Adviser will be diluted down to approximately 24% as a result of Investcorp receiving additional interests in the Adviser in exchange for funding the repayment of certain Adviser debt. In addition, pursuant to the amended and restated LLC Agreement between Investcorp and Messrs. Mauer and Jansen, Messrs. Mauer and Jansen are eligible to receive annual performance-based bonus payments and additional equity in the Adviser. In addition, beginning on the fifth anniversary (in the case of Jansen) and the seventh anniversary (in the case of Mauer) of the consummation of the Transaction, Investcorp would acquire the remaining interests of the Adviser held by Messrs. Mauer and Jansen in two annual installments. Such purchases, if consummated as planned, would result in Investcorp ultimately holding a 100% ownership interest in the Adviser. For further discussion regarding these conflicts, please see the section titled “Interests of Our Directors that are Employed by the Adviser” in Proposal No. 1 below.

Do any of the Company’s institutional Stockholders have an interest in the approval of the New Advisory Agreement that is different from that of the Stockholders generally?

Stifel, Cyrus Capital and the Cyrus Funds, as direct and indirect economic beneficiaries of the Transaction, have significant conflicts of interest in connection with the vote on the New Advisory Agreement. Currently, Stifel owns approximately 16% of Company Common Stock and also owns a 20% interest in the Adviser, and the Cyrus Funds own approximately 28% of Company Common Stock and also hold a 38% indirect economic interest, but no voting interest, in the Adviser. If the New Advisory Agreement is approved by the Stockholders and all other conditions to the Closing are satisfied or appropriately waived, in connection with the Closing, Investcorp will purchase the interests in the Adviser that are currently held by Stifel and the Cyrus Funds. However, Stifel and the Cyrus Funds will continue to own their currently held shares of Company Common Stock post-Transaction. For further discussion regarding these conflicts and our current arrangements with Stifel and the Cyrus Funds, please see the section titled “Interests of Stifel and Cyrus” in Proposal No. 1 below.

Have Stifel and Cyrus indicated how they will vote the shares of Company Common Stock held by them?

As a condition to entering into the Adviser Sale Agreement, Investcorp required that, contemporaneously with the signing of the Adviser Sale Agreement, each of Stifel and the Cyrus Funds enter into Support and Voting Agreements with Investcorp (each, a “Voting Agreement” and, together, the “Voting Agreements”), pursuant to which Stifel and the Cyrus Funds have agreed, among other things, to terminate their respective proxies granted to the Company (the “Existing Proxy Arrangements”) prior to the Special Meeting so that each of the Cyrus Funds and Stifel can vote their shares along with all other Stockholders of the Company at the Special Meeting. Under the Existing Proxy Arrangements, Stifel has granted the Company the right to vote the shares of Company Common Stock held by it in excess of 4.9% of the Company’s total outstanding Company Common Stock in the same percentages as the Company’s other Stockholders, and the Cyrus Funds have granted the Company the right to vote shares of Company Common Stock in the same percentages as the Company’s other Stockholders (excluding Stifel). The Board considered the proposal to terminate the Existing Proxy Arrangements at the telephonic meeting held on June 12, 2019 and the in-person meeting held on June 26, 2019. The proposal was proposed by Company management and Cyrus and Stifel pursuant to a request letter from each of Cyrus and Stifel. At the June 26, 2019 meeting, the Board determined that it is advisable and in the best interests of the Company and its Stockholders to terminate the Existing Proxy Arrangements and authorized the termination of the Existing Proxy Arrangements, effective as of ten business days prior to the Special Meeting. For further discussion regarding the Existing Proxy Arrangements, please see the section titled “Termination of Existing Proxy Arrangements” in Proposal No. 1 below.

In addition to terminating their respective proxies, the Voting Agreements obligate Stifel and the Cyrus Funds to vote all of the shares of Company Common Stock owned by them (i) in favor of the approval of the New Advisory Agreement and the Adjournment Proposal and (ii) against, or otherwise not in favor or, any other proposal or action that would reasonably be expected to impede, delay or prevent the approval of the New Advisory Agreement Proposal or result in a breach of any representation, warranty, covenant or agreement of the Company in the Stock Purchase Agreement. The Voting Agreements will terminate upon, among other events, the termination of the Adviser Sale Agreement and the two-year anniversary of the Company’s entrance into the New Advisory Agreement. For further discussion regarding these conflicts and our current arrangements with Stifel and the Cyrus Funds, please see the section titled “Interests of Stifel and Cyrus” in Proposal No. 1 below.

Will the Adviser’s current services agreement with Cyrus Capital be terminated in connection with the Closing?

Currently, pursuant to a services agreement between the Adviser and Cyrus Capital (the “Cyrus Services Agreement”), the Adviser can utilize the expertise of the investment professionals of Cyrus Capital to provide investment services to the Company from time-to-time on an as-needed basis as part of the Adviser’s investment team, which is led by Messrs. Mauer and Jansen and supported by three additional investment professionals

(together with Messrs. Mauer and Jansen, the “Investment Team”), and in connection with the Adviser’s obligations to us under the Existing Advisory Agreement. The Adviser currently utilizes the investment professionals that perform analyst functions provided under the Cyrus Services Agreement for less than 10% of the aggregate time dedicated to the business by the Investment Team.

Upon the Closing, the Cyrus Services Agreement will be terminated and the Adviser will enter into a services agreement with Investcorp International Inc. (“Investcorp International”), an affiliate of Investcorp (the “Investcorp Services Agreement”), pursuant to which the Adviser will be able to utilize personnel of Investcorp International and its affiliates to provide services to the Company from time-to-time on an as-needed basis related to human resources, compensation and technology services. For a discussion regarding the access to resources provided by Investcorp pursuant to the Investcorp Services Agreement, please see above for “What are the benefits of the Transaction to the Company and the Stockholders?”

What vote is required to approve each item?

New Advisory Agreement Proposal. Approval of the New Advisory Agreement requires the affirmative vote of the lesser of (i) 67% or more of the shares of Company Common Stock present at the Special Meeting and entitled to vote at such meeting if the holders of more than 50% of the outstanding shares of Company Common Stock are present or represented by proxy at the Special Meeting, and (ii) a majority of the outstanding shares of Company Common Stock.

Adjournment Proposal. Affirmative vote of the holders of a majority of the shares of Company Common Stock present in person or represented by proxy at the Special Meeting and entitled to vote on the proposal.

How will proxies be voted?

Shares represented by valid proxies will be voted at the Special Meeting in accordance with the directions given.

Abstentions. An abstention will have the effect of a vote against the New Advisory Agreement Proposal and will have no effect on the proposal to adjourn the Special Meeting.

Broker Non-Votes. A “broker non-vote” occurs when a broker who holds shares for the beneficial owner does not vote on a proposal because the broker does not have discretionary voting authority for that proposal and has not received instructions from the beneficial owner of the shares. The proposals are non-routine matters. As a result, if you hold shares in “street name” through a broker, bank or other nominee, your broker, bank or nominee will not be permitted to exercise voting discretion with respect to the proposals and your shares will not be treated as present at the Special Meeting. Thus, such shares will have no effect on the Company’s ability to obtain the approval of 67% or more of the voting securities present at the Meeting and will have the same effect as a vote against the New Advisory Agreement Proposal if the Company does not obtain the approval of 67% or more of the voting securities present and instead seeks to obtain the affirmative vote of 50% of the outstanding voting securities of the Company.

The Board does not intend to present, and has no information indicating that others will present, any business at the Special Meeting other than as set forth in the attached Notice of Special Meeting of Stockholders. However, if other matters requiring the vote of our Stockholders come before the Special Meeting, it is the intention of the persons named in the proxy card to vote the proxies held by them in their discretion.

How many votes do I have?

Each share of Company Common Stock has one vote on each matter considered at the Special Meeting or any adjournment or postponement thereof. The proxy card shows the number of shares of Company Common Stock you are entitled to vote.

How may I vote?

You may vote in person at the Special Meeting or by proxy. The enclosed proxy card contains instructions for voting over the Internet, by telephone or by returning your proxy card via mail in the envelope provided.

For those Stockholders with Internet access, we encourage you to authorize a proxy to vote your shares via the Internet, a convenient means of authorizing a proxy that also provides cost savings to us. In addition, when you authorize a proxy to vote your shares via the Internet or by telephone prior to the Special Meeting date, your proxy authorization is recorded immediately and there is no risk that postal delays will cause your vote by proxy to arrive late and, therefore, not be counted. For further instructions on authorizing a proxy to vote your shares, see your proxy card. You may also vote your shares at the Special Meeting. If you attend the Special Meeting, you may submit your vote in person, and any previous votes that you submitted by mail or authorized by Internet or telephone will be superseded by the vote that you cast at the Special Meeting.

How can I change my vote or revoke a proxy?

You have the unconditional right to revoke your proxy at any time prior to the voting thereof by (i) submitting a later-dated proxy either by telephone, via the Internet or in the mail to our proxy solicitor at the following address: AST Fund Solutions, LLC, 48 Wall Street, 22nd Floor, New York, NY 10005; or (ii) by attending the Special Meeting and voting in person. No written revocation of your proxy shall be effective, however, unless and until it is received at or prior to the Special Meeting.

What if I return my proxy card but do not mark it to show how I am voting?

If the proxy card is signed and returned without any directions given, the shares will be voted as recommended by the Board of Directors.

Who will be the Company’s investment adviser if the New Advisory Agreement is approved?

If the New Advisory Agreement is approved by the Stockholders, CM Investment Partners LLC will remain the Company’s investment adviser. However, a change of control of CM Investment Partners LLC will occur such that Investcorp will be its majority owner. For more information on CM Investment Partners LLC, Investcorp and the New Advisory Agreement, see “Proposal 1 — Advisory Agreement” and Appendix A.

How does the Board recommend that I vote with respect to the proposal to approve the New Advisory Agreement?

In evaluating the New Advisory Agreement, the Board reviewed extensive materials furnished by the Adviser. As discussed in these questions and answers, and in more detail in the Proxy Statement, the Board believes the New Advisory Agreement is in the best interests of the Company and the Stockholders. Please see above for “What are the benefits of the Transaction to the Company and the Stockholders?” Accordingly, after careful consideration, the Board unanimously recommends that you vote “FOR” the proposal to approve the New Advisory Agreement.

What constitutes a “quorum”?

The presence at the Special Meeting, in person or represented by proxy, of Stockholders entitled to cast a majority of all the votes entitled to be cast at the Special Meeting constitutes a quorum. Shares that abstain will be counted for purposes of determining whether a quorum is present. Broker non-votes are not entitled to vote with respect to the proposal to approve the New Advisory Agreement and, therefore, will be treated as not present at the Special Meeting and will not be counted for quorum purposes.

Do I have appraisal or dissenters’ rights in connection with the Transaction?

Stockholders have no appraisal or dissenters’ rights in connection with any of the proposals set forth in this Proxy Statement.

Will you incur expenses in soliciting proxies?

No. The Adviser will bear the expense of the solicitation of proxies for the Special Meeting, including the cost of preparing, printing and mailing this Proxy Statement, the accompanying Notice of Special Meeting of Stockholders and the proxy card.

AST Fund Solutions, LLC (“AST”) has been retained to aid in the solicitation of proxies. AST will receive a fee of approximately $20,000 for proxy solicitation services provided for us, plus reimbursement for certain costs and out-of-pocket expenses incurred by it in connection with its services, all of which will be paid by the Adviser. We will request banks, brokers, custodians, nominees, fiduciaries and other record holders to make available copies of this Proxy Statement to people on whose behalf they hold shares of Common Stock and to request authority for the exercise of proxies by the record holders on behalf of those people. The Adviser will reimburse such persons for reasonable expenses incurred by them in making available proxy materials to the beneficial owners of shares of Company Common Stock.

As the date of the Special Meeting approaches, certain Stockholders whose votes have not yet been received may receive a telephone call from a representative of AST.

What if I receive only one set of proxy materials although there are multiple Stockholders at my address?

The SEC has adopted a rule concerning the delivery of documents filed by us with the SEC, including proxy statements and annual reports. The rule allows us to send a single set of any annual report, proxy statement, proxy statement combined with a prospectus or information statement to any household at which two or more Stockholders reside if they share the same last name or we reasonably believe they are members of the same family. This procedure is referred to as “householding.” This rule benefits both you and us. It reduces the volume of duplicate information received at your household and helps us reduce expenses. Each Stockholder subject to householding will continue to receive a separate proxy card or voting instruction card.

A number of brokerages and other institutional holders of record have implemented householding. A single proxy statement will be delivered to multiple Stockholders sharing an address unless contrary instructions have been received from the affected Stockholders. If you have received notice from your broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker. Stockholders who currently receive multiple copies of the proxy statement at their addresses and would like to request information about householding of their communications should contact their brokers or other intermediary holder of record. You can notify us by sending a written request to: Christopher E. Jansen, Secretary, CM Finance Inc, 65 East 55th Street, 15th Floor, New York, NY 10022.

Whom should I call for additional information about voting by proxy or authorizing a proxy by telephone or Internet to vote my shares?

Please call AST, our proxy solicitor, at 1-800-488-8035.

Whom should I call with other questions?

If you have additional questions about this Proxy Statement or the Special Meeting or would like additional copies of this Proxy Statement, or any documents relating to any of our future Stockholder meetings, please contact: CM Finance Inc, 65 East 55th Street, 15th Floor, New York, NY 10022, Attention: CM Finance Inc Investor Relations, Telephone: (212) 257-5199, Email: investorrelations@cmfn-inc.com, website: http://cmfn-inc.com/.

Unless specified otherwise, the proxies will be voted “FOR”: (i) the New Advisory Agreement Proposal to Approve the New Advisory Agreement between the Company and the Adviser, to take effect upon consummation of the Transaction with Investcorp; and (ii) “FOR” the Adjournment Proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies. The proxies also will be voted “FOR” or “AGAINST” such other matters as may properly come before the Special Meeting, at the discretion of the proxy holder. Management is not aware of any other matters to be presented for action at the Special Meeting.

PROPOSAL NO. 1: TO APPROVE THE NEW ADVISORY AGREEMENT BETWEEN THE COMPANY AND THE ADVISER, TO TAKE EFFECT UPON THE CONSUMMATION OF THE TRANSACTION WITH INVESTCORP

General

The Adviser was formed in July 2013 and is a registered investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). Subject to the overall supervision of the Board of Directors and in accordance with the Investment Company Act of 1940, as amended (the “1940 Act”), the Adviser serves as the Company’s investment adviser and is responsible for managing the Company’s investments on a day-to-day basis under the terms of the advisory agreement between the Company and the Adviser, effective February 5, 2014 (“Existing Advisory Agreement”).

The Co-Chief Investment Officers of the Adviser, Michael C. Mauer and Christopher E. Jansen, together, currently hold a 42% interest in the Adviser. Stifel Venture Corp. (“Stifel”), a wholly-owned subsidiary of Stifel Financial Corp., holds a 20% interest in the Adviser. Cyrus Opportunities Master Fund II, Ltd., Crescent 1, L.P., CRS Master Fund, L.P. and Cyrus Select Opportunities Master Fund, Ltd. (together, the “Cyrus Funds”), each of which is managed by Cyrus Capital Partners, L.P. (“Cyrus Capital” and, together with the Cyrus Funds, “Cyrus”), also hold, in the aggregate, a 38% indirect economic interest, but no voting interest, in the Adviser. Pursuant to the definitive agreement, dated June 26, 2019 (the “Adviser Sale Agreement”) by and among, the Adviser, Investcorp Credit Management US LLC (“Investcorp”), the Cyrus Funds, Stifel, Michael C. Mauer and Christopher E. Jansen, the Co-Chief Investment Officers of the Adviser, Investcorp would acquire an approximate 76% ownership interest in the Adviser through the acquisition of the interests held by Stifel and the Cyrus Funds and through a direct purchase of equity from the Adviser (the “Transaction”). Upon consummation of the proposed Transaction, Messrs. Mauer’s and Jansen’s combined 42% interest in the Adviser will be diluted down to approximately 24% as a result of Investcorp receiving additional interests in the Adviser in exchange for funding the repayment of certain Adviser debt. In addition, pursuant to the amended and restated LLC Agreement between Investcorp and Messrs. Mauer and Jansen, Messrs. Mauer and Jansen are eligible to receive annual performance-based bonus payments and additional equity in the Adviser. In addition, beginning on the fifth anniversary (in the case of Jansen) and the seventh anniversary (in the case of Mauer) of the consummation of the Transaction, Investcorp would acquire the remaining interests of the Adviser held by Messrs. Mauer and Jansen in two annual installments. Such purchases, if consummated as planned, would result in Investcorp ultimately holding a 100% ownership interest in the Adviser.

The proposal to approve the new investment advisory agreement between the Company and the Adviser (the “New Advisory Agreement”) is the result of the pending change in control of the Adviser, as described above. Section 15(a) of the 1940 Act provides that any investment management contract terminates automatically upon its “assignment.” The sale of the controlling interest in the Adviser pursuant to the Transaction would, pursuant to Section 2(a)(4) of the 1940 Act, constitute an “assignment” of the Existing Advisory Agreement. The closing of the Transaction (the “Closing”) is conditioned upon, among other things, the Company’s stockholders (the “Stockholders”) approving the New Advisory Agreement. If the proposal is not approved, the Transaction will not close, the ownership of the Adviser will not change, and the Company will continue to be managed by the Adviser pursuant to the terms of the Existing Advisory Agreement.

Although the ownership of the Adviser will change in connection with the completion of the Transaction, key senior management of the Adviser will continue to operate in the same professional capacity as prior to the Transaction, including the Adviser’s Co-Chief Investment Officers, Michael C. Mauer and Christopher E. Jansen. The Adviser’s current management will continue to determine the investment strategies and policies of the Adviser following completion of the Transaction. In addition, the Adviser expects that, following the Transaction, its investment process will not substantially change and, instead, will be enhanced because of the resources of Investcorp that will be available to the Adviser following the Transaction.

Pursuant to the stock purchase and transaction agreement between the Company and Investcorp BDC Holdings Limited (“Investcorp BDC”), an affiliate of Investcorp (the “Stock Purchase Agreement”), all of the Company’s current directors, with the exception of Mr. Mauer and Julie Persily, will resign, and the current directors will nominate and elect two individuals designated by Investcorp to fill the vacancies to be created by the director resignations and to serve as directors who are not “interested persons” of the Company, as defined in Section 2(a)(19) of the 1940 Act (each, an “Independent Director”), effective as of the Closing. In addition, the Company’s current directors will approve a decrease in the size of the Board from six to four directors, effective as of the Closing.

The Stock Purchase Agreement provides that following the Closing and prior to the second anniversary of the date of the Closing (the “Closing Date”), Investcorp BDC will purchase 680,985 newly issued shares of Company Common Stock, which represents 5% of Company Common Stock outstanding as of June 26, 2019, at the most recently determined net asset value per share of Company Common Stock at the time of such purchase, as adjusted as necessary to comply with Section 23 of the 1940 Act (the “Direct Stock Purchases”). In addition, Investcorp BDC will purchase 680,985 shares of Company Common Stock in open-market or secondary transactions over a two-year period following the Closing (the “Open Market Purchases”); such Open Market Purchases will be conducted pursuant to a Rule 10b5-1 plan (the “Trading Plan”) to be submitted to the Board for its review and approval and to be entered into with a reputable third-party brokerage firm. If Investcorp BDC does not own at least 10% of Company Common Stock by the second anniversary of the date of the Closing, Investcorp BDC has agreed to purchase from the Company, and the Company has agreed to issue and sell, the remaining balance at a price per share equal to the greater of the then-current net asset value per share and the market price of Company Common Stock on NASDAQ.

A marked version of the New Advisory Agreement against the Existing Advisory Agreement is attached as Appendix A to this Proxy Statement. At an in-person meeting of the Board held on June 26, 2019, the Board, including all of the Independent Directors, unanimously voted to approve the New Advisory Agreement, subject to the approval of Stockholders, and determined that entering into the New Advisory Agreement is in the best interests of the Company and Stockholders. The Board then recommended that Stockholders of the Company vote to approve the New Advisory Agreement. The 1940 Act requires that Stockholders approve the New Advisory Agreement between the Company and the Adviser in order for it to become effective.

Reasons for the Proposed New Advisory Agreement

Section 15(a) of the 1940 Act provides that any investment management contract terminates automatically upon its “assignment.” The sale of the controlling interest in the Adviser pursuant to the Transaction would, pursuant to Section 2(a)(4) of the 1940 Act, constitute an “assignment” of the Existing Advisory Agreement. The 1940 Act requires that Stockholders approve the New Advisory Agreement prior to the Company entering into the New Advisory Agreement with the Adviser. Therefore, the Board has determined to submit the New Advisory Agreement Proposal for Stockholders’ consideration at the Special Meeting and recommends that you vote “FOR” its approval.

About the Adviser

The Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and serves as the Company’s investment adviser pursuant to the Existing Advisory Agreement in accordance with the 1940 Act. The Adviser will, upon the occurrence of the change of control in connection with the Closing, be deemed to be controlled by Investcorp. In addition, pursuant to the amended and restated LLC Agreement between Investcorp and Messrs. Mauer and Jansen, Messrs. Mauer and Jansen are eligible to receive annual performance-based bonus payments and additional equity in the Adviser. In addition, beginning on the fifth anniversary (in the case of Jansen) and the seventh anniversary (in the case of Mauer) of the consummation of the Transaction, Investcorp would acquire the remaining interests of the Adviser held by Messrs. Mauer and Jansen in two annual installments. Such purchases, if consummated as planned, would result in Investcorp ultimately holding a 100% ownership interest in the Adviser.

Following the consummation of the proposed Transaction, the Adviser will continue to be led by its Co-Chief Investment Officers, Messrs. Mauer and Jansen, who together have over 50 years of experience in the leveraged debt markets. The Adviser’s investment team will continue to be led by Messrs. Mauer and Jansen and supported by three additional investment professionals (together with Messrs. Mauer and Jansen, the “Investment Team”). The members of the Investment Team have over 100 combined years of structuring customized debt solutions for middle-market companies, which we believe will continue to enable us to generate favorable returns across credit cycles with an emphasis on preserving capital. In connection with the Transaction, no changes are expected with respect to the senior management team of the Adviser. Operations of the Adviser are expected to be relatively unchanged, as the Adviser’s current management will continue to determine the investment strategies and policies of the Adviser following completion of the Transaction.

The Adviser’s investment committee (the “Investment Committee”) currently consists of Messrs. Mauer and Jansen (the Co-Chief Investment Officers of the Adviser), Andrew Muns (a managing director of the Adviser), and Michael Nitka, the designee of Stifel Venture Corp. (“Stifel”) to the Investment Committee. As discussed below, Stifel currently has a right to appoint a designee to the Investment Committee as a result of its 20% ownership interest in the Adviser. Because Stifel will no longer hold an ownership interest in the Adviser upon the Closing, Stifel’s right to appoint a designee to the Investment Committee will terminate and Mr. Nitka will resign from the Investment Committee, effective as of the Closing. Investcorp will have the right to appoint the fourth member of the Investment Committee, although it does not expect to do so at the Closing. Therefore, as of the Closing, the Investment Committee is expected to consist of Messrs. Mauer, Jansen and Muns. In addition, Jeremy Ghose, the Managing Director and Head of Investcorp Credit Management, will have an observer role on the Investment Committee. In his role as an observer to the Investment Committee, Mr. Ghose will not have a vote on the review and approval of investments. The Investment Committee’s process and procedures for reviewing and approving investments will remain the same.

The Adviser believes the Company and the Stockholders will benefit meaningfully from joining the Investcorp platform. Investcorp is a leading global credit investment platform with assets under management of $11.7 billion as of March 31, 2019. Investcorp manages funds which invest primarily in senior secured corporate debt issued by mid and large-cap corporations in Western Europe and the United States. The business has a strong track record of consistent performance and growth, employing approximately 24 investment professionals in London, New York and Singapore. Investcorp is a subsidiary of Investcorp Bank B.S.C. (“Investcorp Bank”). Investcorp Bank and its consolidated subsidiaries, including Investcorp, are referred to as “Investcorp Group”. Investcorp Group is a global provider and manager of alternative investments, offering such investments to its high-net-worth private and institutional clients on a global basis. As of March 31, 2019, Investcorp Group had $26.7 billion in total assets under management, including assets managed by third party managers and assets subject to a non-discretionary advisory mandate where Investcorp Group receives fees calculated on the basis of assets under management. Investcorp Group employs approximately 400 people across its offices in New York, London, Bahrain, Abu Dhabi, Riyadh, Doha, Mumbai and Singapore. Investcorp Group has been engaged in the investment management and related services business since 1982, and is expected to bring enhanced capabilities and experience to the Adviser.

Summary of the Transaction

As competitive pressures increased in recent years, the Adviser began exploring various business opportunities and evaluated potential strategic alternatives aimed at increasing Stockholder value. In furtherance of that objective, the Adviser from time-to-time has had discussions with various parties regarding a range of possible transactions involving the Adviser and/or the Company, which the Adviser generally discussed with the Board. Ultimately, however, until the Transaction, those discussions did not progress to the point where the Board was ready to recommend any given alternative to the Stockholders.

The Adviser Sale Agreement provides that Investcorp will acquire an approximate 76% ownership interest in the Adviser through the acquisition of the interests held by Stifel and the Cyrus Funds and through a direct purchase of equity from the Adviser. In addition, pursuant to the amended and restated LLC Agreement between

Investcorp and Messrs. Mauer and Jansen, Messrs. Mauer and Jansen are eligible to receive annual performance-based bonus payments and additional equity in the Adviser. In addition, beginning on the fifth anniversary (in the case of Jansen) and the seventh anniversary (in the case of Mauer) of the consummation of the Transaction, Investcorp would acquire the remaining interests of the Adviser held by Messrs. Mauer and Jansen in two annual installments. Such purchases, if consummated as planned, would result in Investcorp ultimately holding a 100% ownership interest in the Adviser.

As a condition to entering into the Adviser Sale Agreement, Investcorp required that, contemporaneously with the signing of the Adviser Sale Agreement, each of Stifel and the Cyrus Funds enter into Support and Voting Agreements with Investcorp (each, a “Voting Agreement” and, together, the “Voting Agreements”), pursuant to which Stifel and the Cyrus Funds have agreed, among other things, to terminate their respective proxies granted to the Company prior to the Special Meeting, vote all of the shares of Company Common Stock owned by them (i) in favor of the approval of the New Advisory Agreement and the Adjournment Proposal and (ii) against, or otherwise not in favor or, any other proposal or action that would reasonably be expected to impede, delay or prevent the approval of the New Advisory Agreement Proposal or result in a breach of any representation, warranty, covenant or agreement of the Company in the Stock Purchase Agreement. The termination of the respective proxies previously granted by Stifel and the Cyrus Funds to the Company is a condition to the Closing.

Under the Stock Purchase Agreement, if the New Advisory Agreement is approved by the Stockholders, and the other conditions to Closing are satisfied or appropriately waived:

•

at the Closing, the Company and the Adviser will enter into the New Advisory Agreement and the New Administration Agreement, and the Company will become part of Investcorp’s larger investment platform;

•

the Board will adopt resolutions to amend and restate the Company’s articles of amendment and restatement so that, effective upon the Closing, the Company’s name is changed to a name determined by Investcorp BDC prior to the Closing;

•

each of the Company’s current directors, with the exception of Michael C. Mauer and Julie Persily, will have submitted their respective resignations from the Board subject to and effective upon the Closing and the Board will have appointed two persons identified by Investcorp and recommended by the Nominating and Corporate Governance Committee of the Company to fill the vacancies remaining on the Board subject to and effective upon the Closing, and will adopt resolutions to reduce the size of the Board to four directors subject to and effective upon the Closing;

•	following the Closing and prior to the second anniversary of the Closing Date, Investcorp BDC will make the Direct Stock Purchases;

•

Investcorp BDC will make the Open Market Purchases over a two-year period following the Closing; such Open Market Purchases will be conducted pursuant to the Trading Plan to be submitted to the Board for its review and approval and to be entered into with a reputable third-party brokerage firm; and

•

if Investcorp BDC does not own at least 10% of Company Common Stock by the second anniversary of the date of the Closing, Investcorp BDC has agreed to purchase from the Company, and the Company has agreed to issue and sell, the remaining balance at a price per share equal to the greater of the then-current net asset value per share and the market price of Company Common Stock on NASDAQ.

Under the Stock Purchase Agreement, the parties have made a number of customary representations and warranties to each other, and the Company has agreed to a number of covenants regarding operating in the ordinary course between signing and Closing. Subject to certain exceptions described in the Stock Purchase Agreement, the Company has agreed to immediately cease and cause to be terminated any existing solicitation of, or discussions or negotiations with, any person relating to any “alternative proposal”, as defined in the Stock Purchase Agreement, and will take other actions designed to protect the Company’s confidential information. In addition, between the date of the Stock Purchase Agreement and the date of the Special Meeting, subject to certain exceptions, the Company may not initiate, solicit, facilitate, negotiate with respect to, provide information for the purpose of, enter into an agreement with respect to, or take other similar actions with respect to, any alternative proposal.

Notwithstanding the foregoing, in the event the Company receives an unsolicited alternative proposal that did not result from a breach of the Stock Purchase Agreement by the Company, the Company may, subject to satisfying certain procedural requirements, engage in negotiations with, and provide information and access to, the person making the proposal if the Board determines in good faith (after consultation with its outside financial advisors and outside legal counsel) that such alternative proposal is bona fide and was made in good faith; constitutes, or is reasonably likely to lead to, a “superior proposal,” as defined in the Stock Purchase Agreement, and the failure to engage in negotiations with, or furnish information or access to, the person submitting the alternative proposal would be inconsistent with its duties under applicable law.

The Company and Investcorp BDC have the right to terminate the Stock Purchase Agreement under certain circumstances including (a) by mutual written agreement of each party or (b) by either the Company or Investcorp BDC if: (i) any applicable law makes the consummation of the transactions contemplated by the Stock Purchase Agreement illegal or enjoins the Company or Investcorp BDC through the issuance of an injunction or any other action, in each case permanently enjoining or otherwise prohibiting any of the transactions contemplated by the Stock Purchase Agreement and such injunction or other action will have become final and nonappealable; (ii) the Closing has not occurred on or before October 31, 2019; (iii) the Stockholders do not approve the New Advisory Agreement; or (iv) there is a material breach of any covenants, agreements, representations or warranties by the other party that is not cured prior to the date of the Closing.

In addition, Investcorp BDC may terminate the Stock Purchase Agreement in the event the Board has made an “adverse recommendation change”, as defined in the Stock Purchase Agreement, regarding approval of the New Advisory Agreement, or in the event the Company has entered into an agreement with respect to an alternative proposal. The Company may also terminate the Stock Purchase Agreement in the event the Board desires to accept a superior proposal from a third party, or makes an adverse recommendation change with respect to the stockholder approval of the New Advisory Agreement, subject to certain standards and procedural requirements set forth in the Stock Purchase Agreement. In the event the Company terminates the Stock Purchase Agreement in order to accept a superior proposal, it must pay the applicable termination fee under the Stock Purchase Agreement, as further described below.

In certain circumstances, the Company may be obligated to pay Investcorp BDC a termination fee of $3 million in cash. Those circumstances are described in greater detail in the Stock Purchase Agreement and generally relate to termination of the Stock Purchase Agreement in connection with an adverse recommendation change by the Board and acceptance by the Company of a superior proposal.

The Board has been informed that Investcorp, Investcorp BDC, and the Adviser have agreed to take certain actions to ensure that the Transaction complies with Section 15(f) of the 1940 Act. Section 15(f) provides a non-exclusive “safe harbor” that allows the Adviser to receive any amount or benefit in connection with the Transaction as long as certain conditions are met. First, for a period of three years after the completion of the Transaction, at least 75% of the members of the Board must not be interested persons of Investcorp, Investcorp BDC or the Adviser. Second, an “unfair burden” must not be imposed on the Company as a result of the Transaction or any express or implied terms, conditions or understandings applicable thereto during the two-year period after the completion of the Transaction. The Board is expected to meet the 75% independence requirement following closing of the Transaction as only one of the four directors on the Board will be an “interested person” of Investcorp, Investcorp BDC or the Adviser. With respect to the “unfair burden” requirement, Investcorp, Investcorp BDC and the Adviser will conduct, and use their reasonable best efforts to cause their affiliates to conduct, relevant aspects of their respective businesses in order to avoid imposing an unfair burden on the Company during the two-year period after the Closing. In this regard, it is notable that, under the New Advisory Agreement, Capital Gains Fees, if any, will not be charged until the fiscal year ending June 30, 2021.

Overview of the New Advisory Agreement

Subject to the few exceptions discussed below, the terms of the New Advisory Agreement, including (i) the investment management services to be provided by the Adviser to the Company thereunder, (ii) the base management fee and incentive compensation payable, (iii) the allocation of expenses between the Adviser and the Company, (iv) the indemnification provisions thereunder and (v) the provisions regarding termination and amendment, are substantially the same as those of the Existing Advisory Agreement.

Management Services

Subject to the overall supervision of the Board and in accordance with the 1940 Act, the Adviser will manage the Company’s day-to-day operations and provide the Company with investment advisory services. Identical to the terms of the Existing Advisory Agreement, under the New Advisory Agreement, the Adviser, among other things:

•	determines the composition of our portfolio, the nature and timing of the changes to our portfolio and the manner of implementing such changes;

•	identifies, evaluates and negotiates the structure of the investments we make;

•	executes, closes, services and monitors the investments we make;

•	determines the securities and other assets that we will purchase, retain or sell;

•	performs due diligence on prospective portfolio companies; and

•	provides us with such other investment advisory, research and related services as we may, from time to time, reasonably require for the investment of our funds.

The Adviser’s services under the New Advisory Agreement, as with the Existing Advisory Agreement, are not exclusive, and it may furnish similar services to other entities.

Management Fee

As with the Existing Advisory Agreement, under the New Advisory Agreement the Company will pay the Adviser a fee for investment advisory and management services consisting of two components: (i) a base management fee (the “Base Management Fee”) and (ii) an incentive fee (the “Incentive Fee”).

Base Management Fee

Identical to the terms of the Existing Advisory Agreement, under the New Advisory Agreement, the Base Management Fee will be calculated at an annual rate of 1.75% of our gross assets, including assets purchased with borrowed funds or other forms of leverage and excluding cash and cash equivalents (such amount, “Gross Assets”). The Base Management Fee is payable quarterly in arrears and the Base Management Fees for any partial month or quarter will be appropriately pro-rated.

Under the Existing Advisory Agreement, the Base Management Fee is calculated based on the average value of Company’s Gross Assets at the end of the two most recently completed calendar quarters.

Under the New Advisory Agreement, for the period from the date of the New Advisory Agreement (the “Commencement Date”) through the end of the first and second fiscal quarters after the Commencement Date, the Base Management Fee will be calculated based on the value of the Company’s Gross Assets as of the end of such quarter. Subsequently, the Base Management Fee will be calculated based on the average value of the Company’s Gross Assets at the end of the two most recently completed fiscal quarters.

Incentive Fee

Substantially the same as the terms of the Existing Advisory Agreement, under the New Advisory Agreement, the Incentive Fee, which provides the Adviser with a share of the income that it generates for the Company, has two components, ordinary income (the “Income-Based Fee”) and capital gains (the “Capital Gains Fee”).

Income-Based Fee

Under the Existing Advisory Agreement and the New Advisory Agreement, the Income-Based Fee is calculated and payable quarterly in arrears based on the Company’s Pre-Incentive Fee Net Investment Income (as defined below) for the immediately preceding fiscal quarter, subject to a total return requirement and deferral of non-cash amounts, and is 20.0% of the amount, if any, by which the Company’s Pre-Incentive Fee Net Investment Income, expressed as a rate of return on the value of the Company’s net assets attributable to its common stock, for the immediately preceding fiscal quarter, exceeds a 2.0% (which is 8.0% annualized) hurdle rate and a “catch-up” provision measured as of the end of each fiscal quarter. Under this provision, in any fiscal quarter, the Adviser receives no Incentive Fee until the Company’s Pre-Incentive Fee Net Investment Income equals the hurdle rate of 2.0%, but then receives, as a “catch-up,” 100% of the Company’s Pre-Incentive Fee Net Investment Income with respect to that portion of such Pre-Incentive Fee Net Investment Income, if any, that exceeds the hurdle rate but is less than 2.5% (which is 10.0% annualized). The effect of the “catch-up” provision is that, subject to the total return and deferral provisions discussed below, if Pre-Incentive Fee Net Investment Income exceeds 2.5% in any fiscal quarter, the Adviser receives 20.0% of the Company’s Pre-Incentive Fee Net Investment Income as if a hurdle rate did not apply.

“Pre-Incentive Fee Net Investment Income” means interest income, dividend income and any other income (including any other fees, such as commitment, origination, structuring, diligence, managerial assistance and consulting fees or other fees that the Company receives from portfolio companies) accrued during the fiscal quarter, minus the Company’s operating expenses for the quarter (including the Base Management Fee, expenses payable under the Administration Agreement and any interest expense and any distributions paid on any issued and outstanding preferred stock, but excluding the Incentive Fee). Pre-incentive fee net investment income includes, in the case of investments with a deferred interest feature (such as original issue discount (“OID”), debt instruments with payment-in-kind (“PIK”) interest and zero coupon securities), accrued income that we have not yet received in cash.

Pre-Incentive Fee Net Investment Income does not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation. Because of the structure of the Incentive Fee, it is possible that the Company may pay an Incentive Fee in a quarter where it incurs a loss, subject to the total return requirement and deferral of non-cash amounts. For example, if the Company receives Pre-Incentive Fee Net Investment Income in excess of the quarterly minimum hurdle rate, the Company would pay the applicable Incentive Fee even if it has incurred a loss in that quarter due to realized and unrealized capital losses. The Company’s net investment income used to calculate this component of the Incentive Fee is also included in the amount of its gross assets used to calculate the 1.75% Base Management Fee. These calculations are appropriately prorated for any period of less than three months and adjusted for any share issuances or repurchases during the current quarter.

Under both the Existing Advisory Agreement and the New Advisory Agreement, the Income-Based Fee is subject to a total return requirement, however, the beginning date for the Lookback Period (as defined below) differs under the Agreements.

Under the Existing Advisory Agreement, no Income-Based Fee is payable except to the extent 20.0% of the cumulative net increase in net assets resulting from operations over the then current and 11 preceding quarters exceeds the cumulative Incentive Fees accrued and/or paid for the 11 preceding quarters. In other words, any Income-Based Fee that is payable in a quarter is limited to the lesser of (i) 20.0% of the amount by which the

Company’s Pre-Incentive Fee Net Investment Income for such quarter exceeds the 2.0% hurdle, subject to the “catch-up” provision, and (ii) (x) 20.0% of the cumulative net increase in net assets resulting from operations for the then current and 11 preceding quarters minus (y) the cumulative Incentive Fees accrued and/or paid for the 11 preceding quarters. For the foregoing purpose, the “cumulative net increase in net assets resulting from operations” is the amount, if positive, of the sum of Pre-Incentive Fee Net Investment Income, realized gains and losses and unrealized appreciation and depreciation of the Company for the then current and 11 preceding calendar quarters.

Under the New Advisory Agreement, the total return requirement for the Income-Based Fee would be reset to begin on the last day of the quarter in which the Commencement Date occurs. No Income-Based Fee is payable under the New Advisory Agreement except to the extent 20.0% of the cumulative net increase in net assets resulting from operations over the fiscal quarter for which fees are being calculated and the Lookback Period exceeds the cumulative Incentive Fees accrued and/or paid for the Lookback Period. For the foregoing purpose, the “cumulative net increase in net assets resulting from operations” is the amount, if positive, of the sum of Pre-Incentive Fee Net Investment Income, realized gains and losses and unrealized appreciation and depreciation of the Company for the then current fiscal quarter and the Lookback Period. The “Lookback Period” means (1) through June 30, 2022, the period that on the last day of the fiscal quarter in which the Commencement Date occurs and ends on the last day of the fiscal quarter immediately preceding the fiscal quarter for which the Income-Based Fee is being calculated, and (2) after June 30, 2022, the eleven fiscal quarters immediately preceding the fiscal quarter for which the Income-Based Fee is being calculated.

In addition, under both the Existing Advisory Agreement and the New Advisory Agreement, the portion of such Incentive Fee that is attributable to deferred interest (such as PIK interest or OID) will be paid to the Adviser only if and to the extent the Company actually receives such interest in cash, and any accrual thereof will be reversed if and to the extent such interest is reversed in connection with any write-off or similar treatment of the investment giving rise to any deferred interest accrual. Any reversal of such accounts would reduce net income for the quarter by the net amount of the reversal (after taking into account the reversal of Incentive Fees payable) and would result in a reduction and possible elimination of the Incentive Fees for such quarter. Notwithstanding any such Incentive Fee reduction or elimination, there is no accumulation of amounts on the hurdle rate from quarter to quarter, and accordingly there is no clawback of amounts previously paid if subsequent quarters are below the quarterly hurdle, and there is no delay of payment if prior quarters are below the quarterly hurdle.

The following is a graphic representation of the calculation of the Income-Based Fee:

Quarterly Incentive Fee Based on Net Investment Income

Pre-incentive Fee Net Investment Income

(expressed as a percentage of the value of net assets)

Percentage of Pre-incentive Fee Net Investment Income

Allocated to Income-Based Fee

Capital Gains Fee

Under the Existing Advisory Agreement, the Capital Gains Fee is determined and payable in arrears as of the end of each calendar year (or upon termination of the Existing Advisory Agreement, as of the termination date), commencing with the calendar year ending on December 31, 2014, and is equal to 20.0% of the Company’s cumulative aggregate realized capital gains from inception through the end of each calendar year, computed net of the Company’s aggregate cumulative realized capital losses and the Company’s aggregate cumulative unrealized capital depreciation through the end of such year, less the aggregate amount of any previously paid Capital Gains Fees. If such amount is negative, then no Capital Gains Fee is payable for such year. Additionally, if the Existing Advisory Agreement is terminated as of a date that is not a calendar year end, the termination date will be treated as though it were a calendar year end for purposes of calculating and paying the Capital Gains Fee. As of March 31, 2019, the Company had realized capital losses from inception of an aggregate of $43.8 million, all of which would need to be earned in the form of realized capital gains before the Company could pay the Adviser a Capital Gains Fee. As a result, no Capital Gains Fee will be paid to the Adviser under the Existing Advisory Agreement.

Substantially the same as the terms of the Existing Advisory Agreement, under the New Advisory Agreement, the Capital Gains Fee is determined and payable in arrears as of the end of each fiscal year (or upon termination of the New Advisory Agreement, as of the termination date), commencing with the fiscal year ending June 30, 2021, and will equal to 20.0% of the Company’s cumulative aggregate realized capital gains from the Commencement Date through the end of that fiscal year, computed net of the Company’s aggregate cumulative realized capital losses and the Company’s aggregate cumulative unrealized capital depreciation through the end of such year, less the aggregate amount of any previously paid Capital Gains Fees. If such amount is negative, then no Capital Gains Fee will be payable for such year. Additionally, if the New Advisory Agreement is terminated as of a date that is not a fiscal year end, the termination date will be treated as though it were a fiscal year end for purposes of calculating and paying the Capital Gains Fee. Therefore, under the New Advisory Agreement, Capital Gains Fee would not be charged until the fiscal year ending June 30, 2021.

Under U.S. generally accepted accounting principles, the Company calculates the Capital Gains Fee as if it had realized all assets at their fair values as of the reporting date. Accordingly, the Company accrues a provisional Capital Gains Fee taking into account any unrealized gains or losses. As the provisional Capital Gains Fee is subject to the performance of investments until there is a realization event, the amount of the provisional Capital Gains Fee accrued at a reporting date may vary from the Capital Gains Fee that is ultimately realized and the differences could be material.

See Appendix B for examples of incentive compensation calculation under the Existing and New Advisory Agreements.

Payment of Expenses under New Advisory Agreement

Identical to the Existing Advisory Agreement, the Base Management Fee and Incentive Fee compensation provided for in the New Advisory Agreement remunerates the Adviser for work in identifying, evaluating, negotiating, closing and monitoring our investments. The Company bears all other out-of-pocket costs and expenses of its operations and transactions, including, without limitation, those relating to:

•	the Company’s organization, the formation transactions and offerings;

•	calculating the Company’s net asset value (including the cost and expenses of any independent valuation firm(s));

•

fees and expenses payable to third parties, including agents, consultants or other advisors, in monitoring financial and legal affairs for the Company and in monitoring the Company’s investments and performing due diligence on the Company’s prospective portfolio companies or otherwise relating to, or associated with, evaluating and making investments;

•	interest payable on debt, if any, incurred to finance the Company’s investments and expenses related to unsuccessful portfolio acquisition efforts;

•	other offerings of the Company’s common stock and other securities;

•

administration fees and expenses, if any, payable under the Administration Agreement (including the Company’s allocable portion of the Adviser’s overhead in performing its obligations under the Administration Agreement, including rent and the allocable portion of the cost of the Company’s Chief Compliance Officer, Chief Financial Officer and their respective staffs);

•	transfer agent, dividend agent and custodial fees and expenses;

•	costs associated with the Company’s reporting and compliance obligations under the 1940 Act, and other applicable federal and state securities laws, and stock exchange listing fees;

•	fees and expenses associated with independent audits and outside legal costs;

•	federal, state and local taxes;

•	Independent Directors’ fees and expenses;

•	costs of any reports, proxy statements or other notices to or communications and meetings with Stockholders;

•	costs associated with investor relations;

•	costs and fees associated with any fidelity bond, directors and officers/errors and omissions liability insurance, and any other insurance premiums;

•	direct costs and expenses of administration, including printing, mailing, long distance telephone, copying, secretarial and other staff; and

•	all other expenses incurred by the Company or the Adviser in connection with administering the Company’s business.

Duration and Termination of Advisory Agreement

The Board approved the Existing Advisory Agreement at its first meeting, held on October 8, 2013, which became effective in February 2014. Unless terminated earlier as described below, the Existing Advisory Agreement will remain in effect from year-to-year if approved annually by the Board or by the affirmative vote of the holders of a majority of the Company’s outstanding voting securities, and, in either case, if also approved by a majority of the Independent Directors. The Existing Advisory Agreement was most recently approved by the Board, including a majority of the Independent Directors, at a meeting held on November 6, 2018, and was approved by the Company’s initial Stockholder on October 9, 2013.

If the Stockholders approve the New Advisory Agreement, the New Advisory Agreement will be in effect for an initial two-year term and will continue in effect from year-to-year thereafter if approved annually by the Board, including a majority of the Independent Directors, or by the affirmative vote of the holders of a majority of the Company’s outstanding voting securities and a majority of the Independent Directors.

As with the Existing Advisory Agreement, the New Advisory Agreement may be terminated by either party without penalty by delivering notice of termination upon not less than 60 days’ written notice to the other party and will automatically terminate in the event of its assignment. The holders of a majority of the Company’s outstanding voting securities may also terminate the New Advisory Agreement without penalty upon 60 days’ written notice.

Indemnification under Advisory Agreement

As with the Existing Advisory Agreement, the New Advisory Agreement provides that, absent willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of the reckless disregard of its duties and obligations under the New Advisory Agreement, the Adviser and its officers, managers, partners, agents, employees, controlling persons and members, and any other person or entity affiliated with it, are entitled to indemnification from the Company for any damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) arising from the rendering of the Adviser’s services under the New Advisory Agreement or otherwise as the Adviser.

Investcorp Services Agreement

Pursuant to the services agreement with Investcorp International Inc. (“Investcorp International”), an affiliate of Investcorp (the “Investcorp Services Agreement”), the Adviser will be able to utilize personnel of Investcorp International and its affiliates to provide services to the Company from time-to-time on an as-needed basis related to human resources, compensation and technology services.

Information about Principal Executive Officers and Directors

Principal Executive Officers

The principal executive officers of the Company will not change as a result of the change of control of the Adviser. Information regarding the principal executive officers of the Company before and after the change of control of the Adviser is set forth below. The principal business address of such individuals is 65 East 55th St, 15th Floor, New York, NY 10022, and such address is not currently expected to change in connection with the Closing.

Name	Year of Birth	Position
Michael C. Mauer	1961	Chief Executive Officer
Christopher E. Jansen	1959	President and Secretary
Rocco DelGuercio	1963	Chief Financial Officer and Chief Compliance Officer

Biographical information for the Company’s principal executive officers, each of whom is expected to continue in his role post-Closing, is set forth below.

Michael C. Mauer

Mr. Mauer has served as the Company’s Chief Executive Officer and Chairman of the Board and as Co-Chief Investment Officer of the Adviser since February 2014. Mr. Mauer has also served as Chairman and Chief Executive Officer of CM Credit Opportunities BDC I Inc., a private closed-end management investment company that intends to elect to be regulated as a business development company (“BDC”), since 2017. From January 2012 to February 2014, Mr. Mauer served as the Managing Partner and Co-Chief Investment Officer of CM Investment Partners, LP. Mr. Mauer is also a member of the Investment Committee and the Adviser’s board of managers. Mr. Mauer served as a Senior Managing Director and head of the leveraged loan effort at Cyrus Capital from September 2011 to February 2014. Mr. Mauer resigned from Cyrus Capital upon the Company’s election to be regulated as a BDC. From July 2009 to September 2010, Mr. Mauer worked for Icahn Capital where he was a Senior Managing Director and a member of the investment team. In addition, he was in charge of the firm’s Marketing and Investor Relations. Prior to that, Mr. Mauer was a Managing Director at Citigroup Inc. (NYSE: C), a financial services company, from 2001 to 2009. During that time, he led several businesses including Global Co-Head of Leveraged Finance and Global Co-Head of Fixed Income Currency and Commodity Distribution. In addition, during this period he was a senior member of Citigroup Inc.’s credit committee responsible for all underwriting and principal commitments of leveraged finance capital worldwide.

From 1988 to 2001, Mr. Mauer held several positions at JPMorgan including Head of North American Investment Grade and Leverage Loan Syndicate, Sales and Trading businesses. Mr. Mauer began his career in 1982 at Price Waterhouse & Co., where he was a Senior Accountant and a C.P.A. Mr. Mauer received a B.S. from the University of Scranton and an M.B.A. from Columbia University.

Christopher E. Jansen

Mr. Jansen has served as the Company’s President, Secretary and a member of the Board and as Co-Chief Investment Officer of the Adviser since February 2014. Mr. Jansen has also served as President and Secretary of CM Credit Opportunities BDC I Inc., a private closed-end management investment company that intends to elect to be regulated as a BDC, since 2017. From June 2012 to February 2014, Mr. Jansen served as a Partner and Co-Chief Investment Officer of CM Investment Partners, LP. Mr. Jansen is also a member of the Investment Committee and the Adviser’s board of managers. Mr. Jansen also served as a Senior Managing Director at Cyrus Capital from April 2012 to February 2014. Mr. Jansen resigned from Cyrus Capital upon our election to be regulated as a BDC. Formerly, Mr. Jansen was a senior advisor at Sound Harbor Partners from April 2011 to March 2012. Prior to that, Mr. Jansen was a founding Managing Partner and Senior Portfolio Manager for Stanfield Capital Partners from inception in 1998 until the sale of the company in 2010. As a member of Stanfield Capital Partners’ Management Committee, Mr. Jansen was involved in planning the strategic direction of the firm. Additional responsibilities included the oversight and administration of the investment process and the implementation of portfolio management procedures of the company’s collateralized loan obligation and bank loan businesses. During his tenure at Stanfield, Mr. Jansen was responsible for the management of 15 different portfolios aggregating in excess of $7 billion in assets. These portfolios were comprised of large corporate loans, middle-market loans, second lien loans, high yield bonds and structured finance securities. Prior to Stanfield Capital Partners, Mr. Jansen was Managing Director and Portfolio Manager at Chancellor Senior Secured Management from 1990 to 1998. While at Chancellor, Jansen was responsible for the management of 11 different portfolios aggregating in excess of $4 billion in assets. These portfolios were comprised of large corporate loans, middle-market loans and second lien loans. From 1983 to 1990, Mr. Jansen held various positions at Manufacturers Hanover Trust Company, including as Vice President in the Bank’s Acquisition Finance Group and LBO Management Group. Mr. Jansen received a B.A. from Rutgers College and an M.M. from the Kellogg School of Management at Northwestern University.

Rocco DelGuercio

Mr. DelGuercio has served as the Company’s Chief Financial Officer since June 2016 and as the Company’s Chief Compliance Officer since September 2016. Mr. DelGuercio has also served as Chief Financial Officer, Chief Compliance Officer, and Treasurer of CM Credit Opportunities BDC I Inc., a private closed-end management investment company that intends to elect to be regulated as a BDC, since 2017. Mr. DelGuercio has also served as Chief Financial Officer of the Adviser since June 2016 and as Chief Compliance Officer of the Adviser since September 2016. Mr. DelGuercio spent over 10 years at Credit Suisse Asset Management and served in various capacities, including as Chief Financial Officer and Treasurer of Credit Suisse Park View BDC, Inc., a BDC, and Credit Suisse Asset Management Income Fund Inc. and Credit Suisse High Yield Bond Fund, each a closed-end management investment company. Mr. DelGuercio also served as the Chief Financial Officer and Treasurer of ten open-end management investment companies managed by Credit Suisse Asset Management. From February 2012 to April 2013, Mr. DelGuercio was an independent contractor consulting for a $12 billion money manager and a large global service provider. Prior to that, Mr. DelGuercio served as Director of Legg Mason & Co., LLC from March 2004 to January 2012. Mr. DelGuercio earned a B.A. in Liberal Arts from The College of Staten Island, a B.A. in Business from Chadwick University and an M.B.A. in Finance from New York Institute of Technology.

New Directors

As a condition to the Closing, all of the Company’s current directors, with the exception of Michael C. Mauer and Julie Persily, will resign, and the current directors will nominate and elect two individuals proposed by Investcorp BDC to fill the vacancies created by the director resignations and to serve as Independent Directors effective as of the Closing. Prior to the Closing, the Company’s current directors will be asked to review the credentials and background of the two Independent Director candidates recommended by Investcorp to the Board’s Nominating and Corporate Governance Committee, and, if satisfied with their qualifications, nominate for approval by the Board those candidates to serve as Independent Directors effective as of the Closing. In addition, the Company’s current directors will approve a decrease in the size of the Board from six to four directors, effective as of the Closing.

Continuing Directors

The following table sets forth the names, ages and term expirations of each continuing director, effective as of the Closing:

Name	Year of Birth	Expiration of Term
Interested Directors(1)
Michael C. Mauer	1961	2019

Independent Directors
Julie Persily	1965	2020

(1)	An interested director is an “interested person” as defined in Section 2(a)(19) of the 1940 Act.

Biographical information about our post-Closing directors is set forth below.

Interested Director

Michael C. Mauer

See “Principal Executive Officers — Michael C. Mauer” for Mr. Mauer’s biographical information.

Independent Director

Julie Persily

Ms. Persily has served as a member of the Board since October 2013. Ms. Persily has also served as a director of Runway Growth Credit Fund Inc., a private closed-end management investment company that has elected to be regulated as a BDC, since 2016; and SEACOR Marine Holdings Inc. (NYSE: SMHI), a global marine and support transportation services company, since April 2018. Ms. Persily retired in 2011 after serving as the Co-Head of Leveraged Finance and Capital Markets of Nomura Securities North America, a unit of Nomura Holdings Inc. (NYSE: NMR), a securities and investment banking company, since July 2010. Ms. Persily previously served in various capacities at Citigroup Inc. (NYSE: C), a financial services company, including as the Co-Head of the Leveraged Finance Group from December 2006 to November 2008, the Head of Acquisition Finance Group from December 2001 to November 2006 and as Managing Director from July 1999 to November 2001. From 1990 to 1999, Ms. Persily served in various capacities including as a Managing Director, Leveraged Finance at BT Securities Corp., a financial services company and a subsidiary of Bankers Trust Corp., which was acquired by Deutsche Bank in April 1999. From 1987 to 1989, Ms. Persily served as an analyst at Drexel Burnham Lambert, a securities and investment banking company. Ms. Persily received a B.A. in psychology and economics from Columbia College and an M.B.A in financing and accounting from Columbia Business School.

Executive Officers of the Adviser

The principal executive officers of the Adviser are not currently expected to change in connection with the Closing. Information regarding the principal executive officers of the Adviser before and after the change of control is set forth below. The address of the Adviser and its executive officers is c/o CM Investment Partners LLC, 65 East 55th St, 15th Floor, New York, NY 10022. The Adviser was formed in July 2013 and provides investment advisory services to the Company.

Messrs. Mauer and Jansen serve as the Co-Chief Investment Officers of the Adviser. Mr. DelGuercio serves as the Chief Financial Officer and the Chief Compliance Officer of the Adviser.

Interests of Our Directors that are Employed by the Adviser

The Company’s directors that are employees of the Adviser have certain significant conflicts of interests in connection with the vote on the New Advisory Agreement. Upon consummation of the proposed Transaction, Messrs. Mauer’s and Jansen’s combined 42% interest in the Adviser will be diluted down to approximately 24% as a result of Investcorp receiving additional interests in the Adviser in exchange for funding the repayment of certain Adviser debt. In addition, pursuant to the amended and restated LLC Agreement between Investcorp and Messrs. Mauer and Jansen, Messrs. Mauer and Jansen are eligible to receive annual performance-based bonus payments and additional equity in the Adviser. In addition, beginning on the fifth anniversary (in the case of Jansen) and the seventh anniversary (in the case of Mauer) of the consummation of the Transaction, Investcorp would acquire the remaining interests of the Adviser held by Messrs. Mauer and Jansen in two annual installments. Such purchases, if consummated as planned, would result in Investcorp ultimately holding a 100% ownership interest in the Adviser, and Messrs. Mauer and Jansen would receive payment.

Interests of Stifel and Cyrus

Stifel, Cyrus Capital and the Cyrus Funds, as direct and indirect economic beneficiaries of the Transaction, have significant conflicts of interest in connection with the vote on the New Advisory Agreement. Currently, Stifel owns approximately 16% of Company Common Stock and also owns a 20% interest in the Adviser, and the Cyrus Funds own approximately 28% of Company Common Stock and also hold a 38% indirect economic interest, but no voting interest, in the Adviser. If the New Advisory Agreement is approved by the Stockholders and all other conditions to the Closing are satisfied or appropriately waived, in connection with the Closing, Investcorp will purchase the interests in the Adviser that are currently held by Stifel and the Cyrus Funds, and Stifel and the Cyrus Funds will receive payment. In addition, upon the Closing, Stifel will enter an opportunity sharing agreement with the Adviser for a limited period of time post-Closing, pursuant to which Stifel will use its commercially reasonable efforts to present the Adviser with Stifel Nicolaus & Company, Incorporated-originated investments within the Company’s investment strategy. In exchange for its efforts under the opportunity sharing arrangement, Stifel will receive payment from the Adviser. Stifel and the Cyrus Funds will continue to own their currently held shares of Company Common Stock post-Transaction.

Termination of Existing Proxy Arrangements

As a condition to entering into the Adviser Sale Agreement, Investcorp required that, contemporaneously with the signing of the Adviser Sale Agreement, each of Stifel and the Cyrus Funds enter into the Voting Agreements (as further described below), pursuant to which Stifel and the Cyrus Funds have agreed, among other things, to terminate their respective proxies granted to the Company (the “Existing Proxy Arrangements”) prior to the Special Meeting so that each of Cyrus Funds and Stifel can vote their shares along with all other Stockholders of the Company at the Special Meeting. Under the Existing Proxy Arrangements, Stifel has granted the Company the right to vote the shares of Company Common Stock held by it in excess of 4.9% of the Company’s total outstanding Company Common Stock in the same percentages as the Company’s other Stockholders, and the Cyrus Funds have granted the Company the right to vote shares of Company Common Stock in the same percentages as the Company’s other Stockholders (excluding Stifel). The Board considered the proposal to terminate the Existing Proxy Arrangements at the telephonic meeting held on June 12, 2019 and the in-person meeting held on June 26, 2019. The proposal was proposed by Company management and Cyrus and Stifel pursuant to a request letter from each of Cyrus and Stifel. In considering whether to approve terminating the Existing Proxy Arrangements, the Board considered, among other things, that the Existing Proxy Arrangements were originally entered into to address regulatory limitations on the Company’s ability to co-invest with Stifel and Cyrus, and that such limitations would be eliminated or minimized after the Closing. In addition, the Board considered Company management and Stifel and Cyrus’s representations that it was always the intent of the parties that the Existing Proxy Arrangements be terminated in advance of a strategic transaction. The Board noted that, if it did not approve the proposal to terminate the Existing Proxy Arrangements, the Company may encounter delays in obtaining Stockholder approval of the New Advisory Agreement that would be disadvantageous to Stockholders, as it would delay clarity for Stockholders as to the Adviser’s platform and delay ramp up with the Adviser’s new majority owner that management believes is beneficial to the Company and its Stockholders. Finally, the Board considered that Investcorp required the Voting Agreements and termination of the Existing Proxy Arrangements as a condition to entering into the Adviser Sale Agreement, and considered the significant anticipated benefits of the Transaction to the Company and its Stockholders. At the June 26, 2019 meeting, the Board determined that it is advisable and in the best interests of the Company and its Stockholders to terminate the Existing Proxy Arrangements and authorized the termination of the Existing Proxy Arrangements, effective as of ten business days prior to the Special Meeting.

Voting Agreements

As a condition to entering into the Adviser Sale Agreement, Investcorp required that, contemporaneously with the signing of the Adviser Sale Agreement, each of Stifel and the Cyrus Funds enter into the Voting Agreements, pursuant to which Stifel and the Cyrus Funds have agreed, among other things, to terminate the Existing Proxy Arrangements and vote all of the shares of Company Common Stock owned by them (i) in favor of the approval of the New Advisory Agreement and the Adjournment Proposal and (ii) against, or otherwise not in favor or, any other proposal or action that would reasonably be expected to impede, delay or prevent the approval of the New Advisory Agreement Proposal or result in a breach of any representation, warranty, covenant or agreement of the Company in the Stock Purchase Agreement. The Voting Agreements will terminate upon, among other events, the termination of the Adviser Sale Agreement and the two-year anniversary of the Company’s entrance into the New Advisory Agreement.

Recommendation of the Board

At an in-person meeting of the Board held on June 26, 2019, the Board, including all of the Independent Directors, unanimously approved the New Advisory Agreement and recommended that the New Advisory Agreement be submitted to the Stockholders for approval at the Special Meeting.

In evaluating the New Advisory Agreement, the Board, including all of the Independent Directors, reviewed a significant amount of information, which had been furnished by the Adviser, Investcorp and their affiliates, at the request of the Board. Those materials included information regarding the Adviser, Investcorp and their affiliates, their personnel, investment management process, operations, financial conditions, litigation and regulatory history and other matters. Representatives of the Adviser and Investcorp discussed with the Board the Adviser’s, Investcorp’s and their respective affiliates’ philosophy of management, and methods of operation insofar as they related to the Company, and indicated their belief that the operations of the Company would be significantly enhanced by the resources of Investcorp and its affiliates.

The Board noted that the terms of the Existing and New Advisory Agreements were consistent with advisory contract terms of other externally managed BDCs. The Board believes that the fees charged pursuant to the Existing and New Advisory Agreements fall within the range of fees charged by advisers to a broad group of externally managed BDCs presented to the Board. The Board also considered representations from management that the Adviser expects to continue to determine on a quarterly basis whether to waive Base Management Fees in excess of 1.0x leverage post-Closing.

The Board believes that the terms and conditions of the New Advisory Agreement are fair to, and in the best interests of, the Company and its Stockholders. The Board expects that, upon Stockholder approval of the New Advisory Agreement Proposal, the Adviser will continue providing the same level of services as it currently provides under the Existing Advisory Agreement. The Board was presented with information demonstrating that the New Advisory Agreement would enable the Stockholders to continue to obtain quality services at a cost that was fair and reasonable, including the continued provision of administrative services, on the same terms, under a new Administration Agreement with the Adviser.

The Board noted that the terms of the New Advisory Agreement, including the fees payable thereunder, are identical to those of the Existing Advisory Agreement relating to the Company, except that the total return requirement for the Income-Based Fee would be reset to begin on the last day of the quarter in which the Commencement Date occurs and that the Capital Gains Fee would not be charged until the fiscal year ending June 30, 2021. The Board considered that the services to be provided and the standard of care under the New Advisory Agreement are the same as the Existing Advisory Agreement. The Board noted the Transaction also does not alter the Adviser’s responsibilities and that the Adviser had indicated that it did not anticipate any material changes to the services provided to the Company as a result of the Transaction, and anticipated significant benefits from Investcorp’s access to greater scale and resources.

In considering the New Advisory Agreement, the Board took into consideration (1) the nature, quality and extent of the advisory and other services to be provided to the Company by the Adviser after the Closing; (2) comparative data with respect to advisory fees or similar expenses paid by other BDCs with similar investment objectives; (3) the Company’s operating expenses and expense ratio compared to BDCs with similar investment objectives; (4) the expected profitability of the Adviser after the Closing; (5) information about the services to be performed and the personnel performing such services under the New Advisory Agreement; (6) the organizational capability and financial condition of the Adviser and its affiliates after the Closing; and (7) other factors the Board deemed to be relevant. The Board also specifically reviewed the qualifications and capabilities of Investcorp to control the Adviser. In its deliberations, the Board did not identify any single piece of information discussed below that was all-important, controlling or determinative of its decision.

Nature, Extent and Quality of Services Provided

The Board considered the Adviser’s specific responsibilities in all aspects of day-to-day management of the Company, noting that the services to be provided under the New Advisory Agreement are identical to those services provided under the Existing Advisory Agreement. In particular, they noted that the Adviser had served as the Company’s investment adviser since the Company’s election to be regulated as a BDC in February 2014.

In considering the nature, extent and quality of the services to be provided by the Adviser, the Board discussed the experience of current key personnel of the Adviser and considered its experience with the Adviser providing investment management services to the Company. The Board considered that, although the ownership of the Adviser will change in connection with the completion of the Transaction, key senior management of the Adviser will continue to operate in the same professional capacity as prior to the Transaction, including the Adviser’s Co-Chief Investment Officers, Michael C. Mauer and Christopher E. Jansen, and that the Adviser’s current management will continue to determine the investment strategies and policies of the Adviser following completion of the Transaction. In addition, the Board considered that the Adviser expects that, following the transaction, its investment process will not substantially change and, instead, will be enhanced because of the resources of Investcorp that will be available to the Adviser following the Transaction.

The Board considered that it and Company management believe that the Transaction and Investcorp’s majority ownership of the Adviser will result in significant benefits for the Company and its Stockholders. The Board considered that management of the Company and the Board believe that the Company and its Stockholders will benefit from Investcorp’s access to greater scale and resources while maintaining continuity in the investment advisory services and personnel that have been provided by the Adviser to the Company. Specifically, management of the Company and the Board believe that the Adviser and the Company will benefit through enhanced investment capabilities by joining a large platform like Investcorp Group. Additionally, given Investcorp Group’s existing research capabilities across geographies, sectors, and products, the Company will have access to additional resources when evaluating investment opportunities. Investcorp also provides the Adviser a global distribution network, and can provide the Adviser with capital to create a middle market lending platform for the Company to invest alongside.

The Board also considered that the compliance and operational infrastructure of the Adviser would remain in place following completion of the Transaction. The Board further considered the quality of the Adviser’s compliance infrastructure and past reports from the Company’s Chief Compliance Officer. The Board noted that it had previously reviewed responses prepared by Investcorp and the Adviser to a detailed series of questions which included, among other things, information about the background and experience of the Adviser’s management and staff. The Board also considered other services to be provided to the Company, such as monitoring adherence to the Company’s investment restrictions and monitoring compliance with various Company policies and procedures and with applicable securities laws and regulations. The Board also noted that, after the completion of the Transaction, Investcorp would provide the Adviser with access to significant administrative resources, which was expected to benefit the Company. Based on the factors above, as well as those discussed below, the Board concluded that it was satisfied with the nature, extent and quality of the services to be provided to the Company by the Adviser under the New Advisory Agreement.

Comparison to Other Business Development Companies

The Board reviewed a detailed comparison of performance metrics of the Company and a sample of peer BDCs. In considering the appropriate performance metrics by which to benchmark the Company’s performance against its peers, the Board focused on certain factors that it believes are significant drivers of stockholder value. The Board considered the comparison of performance metrics as it relates to the management and incentive fees to be paid to the Adviser under the New Advisory Agreement, in comparison to the fees paid to other externally-managed BDCs.

The Board noted that the exclusion of cash and cash equivalents from the Base Management Fee calculation makes it more beneficial to Stockholders than certain other fee structures in the peer group. The Board also noted the Stockholder-friendly three-year total return requirement, which would result in the net investment income amount utilized for the income-based Incentive Fee calculation being reduced to the extent of any net realized losses and net unrealized depreciation during the applicable three-year period, beginning upon the Closing. The Board also discussed that no Capital Gains Fee, if any, would be earned and payable until the fiscal year ending June 30, 2021.

In addition to reviewing the appropriateness of the terms of the New Advisory Agreement and the relative performance of the Adviser and the Company, the Board considered the differentiated investment strategy of the Company, which focuses on generating both current income and capital appreciation by investing in debt and related equity investments of privately held middle-market companies. The Company invests primarily in middle-market companies in the form of unitranche loans and standalone first and second lien loans. The Company may also invest in unsecured debt and bonds and in the equity of portfolio companies through warrants and other instruments. The Company generally defines middle market companies as those with an enterprise value that represents the aggregate of debt value and equity value of the entity of less than $750 million, although we may invest in larger or smaller companies. As of March 31, 2019, 99.7% of the Company’s portfolio was invested in senior secured loans.

The Board considered that Investcorp does not advise any accounts that are comparable to the Company in terms of investment strategies and policies or other relevant criteria, but noted Investcorp’s experience in managing CLO funds that pursue a similar investment strategy to the Company. The Board also considered that Investcorp’s research capabilities in the middle-market space through its well-established private equity business will complement the Company’s investment strategy, and noted Investcorp’s commitment to growing a middle-market lending platform for the Company to invest alongside.

Costs of Services Provided and Economies of Scale

The Board considered the costs incurred by the Company and the Adviser to provide services to the Company, the expected costs to be incurred by the Adviser, the profit that the Adviser may realize, and the Adviser’s financial condition following the Transaction, including the resources of Investcorp and its affiliates. Based on its review, the Board concluded that the Adviser is financially able to provide the Company with the services enumerated in the New Advisory Agreement. The Board also noted that it does not pay any other fees to the Adviser and that the Adviser does not derive any material indirect benefits from its relationship to the Company.

The Board considered the extent to which economies of scale may be realized as the Company grows and concluded that there were no material economies of scale to be realized at the Company’s current asset level.

Other Benefits

The Board considered certain indirect benefits that currently are received by the Adviser, and that may be received by Investcorp, in connection with acting as Adviser to the Company, including reimbursements to the Adviser of allocable expenses under the new Administration Agreement. The Board also considered indirect benefits to the Adviser, Investcorp and their affiliates expected to be derived from their relationships with the Company as a result of the Transaction and noted that no additional benefits were reported by the Adviser or Investcorp.

The Board concluded that the proposed advisory fees are reasonable, taking into consideration these other indirect benefits.

Conclusion

No single factor was determinative of the decision of the Board, including all of the Independent Directors, to approve the New Advisory Agreement and individual directors may have weighed certain factors differently. Throughout the process, the Independent Directors were advised by independent counsel. Following this process, the Board, including all of the Independent Directors, unanimously voted to approve the New Advisory Agreement subject to Stockholder approval at the Special Meeting.

Required Vote

Approval of the New Advisory Agreement requires the affirmative vote of the holders of a “majority of the outstanding voting securities” entitled to vote at the Special Meeting. Under the 1940 Act, a “majority of the outstanding voting securities” means the affirmative vote of the lesser of (a) 67% or more of the shares of the Company present or represented by proxy at the Special Meeting if the holders of more than 50% of the outstanding shares are present or represented by proxy at the Special Meeting or (b) more than 50% of the outstanding shares of the Company. Abstentions will have the same effect as a vote “AGAINST” Proposal 1. Broker non-votes will have no effect on the Company’s ability to obtain the approval of 67% or more of the voting securities present at the Meeting and will have the same effect as a vote “AGAINST” Proposal 1 if the Company does not obtain the approval of 67% or more of the voting securities present and instead seeks to obtain the affirmative vote of 50% of the outstanding voting securities of the Company.

The Board, including all of the Independent Directors, unanimously recommends that you vote “FOR” the New Advisory Agreement Proposal to Approve the New Advisory Agreement between the Company and the Adviser, to take effect upon consummation of the Transaction with Investcorp.

PROPOSAL NO. 2: ADJOURNMENT OF THE SPECIAL MEETING

The Stockholders may be asked to consider and act upon one or more adjournments of the Special Meeting, if necessary or appropriate, to solicit additional proxies in favor of any or all of the other proposals set forth in this Proxy Statement.

If a quorum is not present at the Special Meeting, the Stockholders may be asked to vote on the Adjournment Proposal to adjourn the Special Meeting to solicit additional proxies. If a quorum is present at the Special Meeting, but there are not sufficient votes at the time of the Special Meeting to approve the proposals, the Stockholders may also be asked to vote on the Adjournment Proposal to approve the adjournment of the Special Meeting to permit further solicitation of proxies in favor of the other proposals.

If the Adjournment Proposal is submitted for a vote at the Special Meeting, and if the Stockholders vote to approve the Adjournment Proposal, the meeting will be adjourned to enable the Board to solicit additional proxies in favor of the proposals. If the Adjournment Proposal is approved, and the Special Meeting is adjourned, the Board will use the additional time to solicit additional proxies in favor of any of the proposals to be presented at the Special Meeting, including the solicitation of proxies from Stockholders that have previously voted against the relevant proposal.

The Board believes that, if the number of shares of the Company’s common stock voting in favor of any of the proposals presented at the Special Meeting is insufficient to approve a proposal, it is in the best interests of the Stockholders to enable the Board, for a limited period of time, to continue to seek to obtain a sufficient number of additional votes in favor of the proposal. The time and place of the adjourned meeting will be announced at the time the adjournment is taken. Any adjournment of the Special Meeting for the purpose of soliciting additional proxies will allow the Stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting as adjourned or postponed.

The Board unanimously recommends that you vote “FOR” this proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies.

STOCK OWNERSHIP BY DIRECTORS, OFFICERS AND CERTAIN STOCKHOLDERS

The following table sets forth, as of June 26, 2019, the beneficial ownership of each current director, the Company’s executive officers, each person known to us to beneficially own 5% or more of the outstanding shares of Company Common Stock, and the executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Common stock subject to options or warrants that are currently exercisable or exercisable within 60 days of June 26, 2019 are deemed to be outstanding and beneficially owned by the person holding such options or warrants. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Percentage of ownership is based on 13,619,690 shares of common stock outstanding as of June 26, 2019.

Unless otherwise indicated, to our knowledge, each stockholder listed below has sole voting and investment power with respect to the shares beneficially owned by the stockholder, except to the extent authority is shared by their spouses under applicable law. Unless otherwise indicated, the address of all executive officers and directors is c/o CM Finance Inc, 65 East 55th Street, 15th Floor, New York, NY 10022.

The Company’s directors are divided into two groups — interested directors and Independent Directors. Interested directors are “interested persons” as defined in Section 2(a)(19) of the 1940 Act.

Name and Address of Beneficial Owner	Number of Shares Owned Beneficially(1)		Percentage of Class
Interested Directors
Michael C. Mauer	107,661	(2)	*
Christopher E. Jansen	87,669	(3)	*

Independent Directors
Keith Lee	10,003		*
Robert Ryder	33,062		*
Julie Persily	11,240		*
Robert Wagner	5,365		*

Executive Officers
Rocco DelGuercio	4,458		*

Executive officers and directors as a group	259,458		1.91%
5% Holders
Caxton Corporation	1,028,355	(4)	7.55%
Cyrus Opportunities Master Fund II, Ltd. Crescent 1, L.P. CRS Master Fund, L.P. Cyrus Select Opportunities Master Fund, Ltd.	3,818,186	(5)	28.03%
Stifel Venture Corp.	2,181,818	(6)	16.02%

*	Less than 1%
(1)	Beneficial ownership has been determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended.
(2)	Includes one share held by Mr. Mauer’s wife.
(3)	Includes 10,000 shares held by Patricia McInerney Jansen Children’s Trust, of which Mr. Jansen is a Trustee and one share held by Mr. Jansen’s wife.
(4)

Based on information obtained in a Schedule 13G/A filed by Caxton Corporation on February 14, 2019. The principal business address of Caxton Corporation is 731 Alexander Road, Building 2, Suite 500, Princeton, New Jersey 08540.

(5)

Includes 2,077,092 shares held by Cyrus Opportunities Master Fund II, Ltd., 717,819 shares held by Crescent 1, L.P., 645,274 shares held by CRS Master Fund, L.P., and 378,001 shares held by Cyrus Select Opportunities Master Fund, Ltd. The principal business address of the Cyrus Funds is 65 East 55th Street, 35th Floor, New York, New York 10022. As a condition to entering into the Adviser Sale Agreement, Investcorp required that, contemporaneously with the signing of the Adviser Sale Agreement, the Cyrus Funds enter into the Voting Agreement, pursuant to which the Cyrus Funds have agreed, among other things, to terminate their proxy granted to the Company, vote all of the shares of Company Common Stock owned by them (i) in favor of the approval of the New Advisory Agreement and the Adjournment Proposal and (ii) against, or otherwise not in favor or, any other proposal or action that would reasonably be expected to impede, delay or prevent the approval of the New Advisory Agreement Proposal or result in a breach of any representation, warranty, covenant or agreement of the Company in the Stock Purchase Agreement. For more information, see “Proposal 1 — Voting Agreements”.

(6)

Based on information obtained in a Schedule 13D filed jointly by Stifel Financial Corp. and Stifel Venture Corp. on February 18, 2014. All shares are owned directly by Stifel Venture Corp., which is a direct wholly owned subsidiary of Stifel Financial Corp. The principal business address of Stifel Financial Corp. and Stifel Venture Corp. is One Financial Plaza, 501 North Broadway, St. Louis, Missouri 63102. As a condition to entering into the Adviser Sale Agreement, Investcorp required that, contemporaneously with the signing of the Adviser Sale Agreement, Stifel enter into the Voting Agreement, pursuant to which Stifel has agreed, among other things, to terminate its proxy granted to the Company, vote all of the shares of Company Common Stock owned by it (i) in favor of the approval of the New Advisory Agreement and the Adjournment Proposal and (ii) against, or otherwise not in favor or, any other proposal or action that would reasonably be expected to impede, delay or prevent the approval of the New Advisory Agreement Proposal or result in a breach of any representation, warranty, covenant or agreement of the Company in the Stock Purchase Agreement. For more information, see “Proposal 1 — Voting Agreements”.

FORWARD-LOOKING STATEMENTS

The statements in this Proxy Statement that are not historical facts may be forward-looking statements. These forward-looking statements involve substantial risks and uncertainties. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements the Company makes. Forward-looking statements may include, but are not limited to, statements regarding stockholder liquidity and investment value and returns. The words “anticipates,” “believes,” “expects,” “seeks,” “strives,” “estimates,” “projects,” “plans,” “intends,” “may,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Factors that might cause such differences include, but are not limited to, the factors included in the Company’s reports filed with the SEC, particularly in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s most recent Annual Report on Form 10-K for the year ended June 30, 2018, and the Company’s latest Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, filed with the SEC, as such Risk Factors may be updated from time to time in subsequent reports. The Company does not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

OTHER BUSINESS

The Board does not intend to bring any matters before the Special Meeting other than as stated in this Proxy Statement, and is not aware that any other matters will be presented for action at the Special Meeting. If any other matters properly come before the Special Meeting, it is the intention of the persons named as proxies to vote on such matters in accordance with their best judgment, unless specific instructions have been given. Whether or not you expect to attend the Special Meeting, please complete, date, sign and promptly return the accompanying proxy card so that you may be represented at the Special Meeting.

We will furnish, without charge, a copy of our Annual Report on Form 10-K for the year ended June 30, 2018, including consolidated financial statements, but not including exhibits, to each of our Stockholders of record on June 26, 2019, and to each beneficial stockholder on that date upon written request made to Christopher E. Jansen, Secretary, CM Finance Inc, 65 East 55th Street, 15th Floor, New York, NY 10022 or by calling toll-free 1-800-488-8035. Such request must set forth a good faith representation that the requesting party was a beneficial owner of Company Common Stock as of the record date. The Annual Report with exhibits is also available at no cost through the SEC’s EDGAR database available at  www.sec.gov.

SUBMISSION OF STOCKHOLDER PROPOSALS

The Company expects that the 2019 Annual Meeting of Stockholders will be held in November 2019, but the exact date, time, and location of such meeting have yet to be determined. Assuming the meeting will be held during that month, a stockholder who intends to present a proposal at that annual meeting pursuant to the SEC’s Rule 14a-8 must have submitted the proposal in writing to the Company at its address in New York, New York and the Company must have received the proposal on or before May 23, 2019, in order for the proposal to be considered for inclusion in the Company’s proxy statement for that meeting. No such proposals were received by the Company. The submission of a proposal does not guarantee its inclusion in the Company’s proxy statement or presentation at the meeting.

Stockholder proposals or director nominations to be presented at the 2019 Annual Meeting of Stockholders, other than stockholder proposals submitted pursuant to the SEC’s Rule 14a-8, must be delivered to, or mailed and received at, the principal executive offices of the Company not less than 120 days or more than 150 days in advance of the one year anniversary of the date the Company’s proxy statement was released to stockholders in connection with the previous year’s Annual Meeting of Stockholders. For the Company’s 2019 Annual Meeting of Stockholders, the Company must have received such proposals and nominations between April 23, 2019 and May 23, 2019. No such proposals or nominations were received by the Company. If the date of the Annual Meeting has been changed by more than thirty (30) calendar days from the date contemplated at the time of the previous year’s proxy statement, stockholder proposals or director nominations must be so received not later than the tenth day following the day on which such notice of the date of the 2019 Annual Meeting of Stockholders or such public disclosure is made. Proposals must also comply with the other requirements contained in the Company’s Bylaws, including supporting documentation and other information. Proxies solicited by the Company will confer discretionary voting authority with respect to these proposals, subject to SEC rules governing the exercise of this authority.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any of the materials that we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains annual, quarterly and current reports, proxy statements and other information filed with the SEC. Such filings are available at www.sec.gov.

You may obtain any of the documents we file with the SEC, without charge, by requesting them in writing or by telephone from us at the following address:

CM Finance Inc

65 East 55th Street, 15th Floor

New York, NY 10022

If you would like to request documents from us, please do so as soon as possible, to receive them before the Special Meeting. Please note that all of our documents that we file with the SEC are also promptly available through the Investor Relations section of our website, www.cmfn-inc.com. The information included on our website is not incorporated by reference into this Proxy Statement.

If you have any questions concerning the proposals, the Special Meeting or the accompanying Proxy Statement, would like additional copies of the accompanying Proxy Statement or need help voting your shares of Company Common Stock, please contact our proxy solicitor, AST Fund Solutions, LLC:

AST Fund Solutions, LLC

48 Wall Street, 22nd Floor

New York, NY 10005

Call Toll-Free: 1-800-488-8035

MISCELLANEOUS

We have supplied all information relating to ourselves and Investcorp has supplied, and we have not independently verified, all of the information relating to Investcorp, contained in this Proxy Statement.

You should rely only on the information contained in this Proxy Statement and the appendices to this Proxy Statement. We have not authorized anyone to provide you with information that is different from what is contained in this Proxy Statement. This Proxy Statement is dated as of July 12, 2019. You should not assume that the information contained in this Proxy Statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this Proxy Statement), and the mailing of this Proxy Statement to our Stockholders does not create any implication to the contrary. This Proxy Statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

You are cordially invited to attend the Special Meeting in person. Whether or not you plan to attend the Special Meeting, you are requested to please complete, date, sign and promptly return the accompanying proxy card in the enclosed postage-paid envelope or to vote via the Internet or by telephone, so that you may be represented at the Special Meeting.

By Order of the Board of Directors,

/s/ Christopher E. Jansen

Christopher E. Jansen

Secretary of the Company

Dated: July 12, 2019

APPENDIX A

INVESTMENT ADVISORY AGREEMENT

BETWEEN

CM FINANCE INC

AND

CM INVESTMENT PARTNERS LLC

This INVESTMENT ADVISORY AGREEMENT, dated as of ~~February 5, 2014,~~                 , 2019 (this “Agreement”), is by and between CM Finance Inc, a Maryland corporation (the “Corporation”), and CM Investment Partners~~,~~ LLC ~~(the “Adviser”)~~, a Delaware limited liability company (the “Adviser”).

WHEREAS, the ~~Adviser has agreed to furnish~~ Corporation is a non-diversified, closed-end investment ~~advisory services to the Corporation, which intends to elect to operate~~ fund that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended (the “1940 Act”); ~~and~~

~~WHEREAS, this Agreement has been approved in accordance with the provisions of the 1940 Act, and the Adviser is willing to furnish such services upon the terms and conditions herein set forth.~~

WHEREAS, the Adviser is an investment adviser that is registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and

WHEREAS, the Corporation desires to retain the Adviser to furnish investment advisory services to the Corporation on the terms and conditions hereinafter set forth, and the Adviser desires to be retained to provide such services.

NOW, THEREFORE, in consideration of the mutual premises and covenants herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, it is agreed by and between the parties hereto as follows:

1. In General. The Adviser agrees, all as more fully set forth herein, to act as investment adviser to the Corporation with respect to the investment of the Corporation’s assets and to supervise and arrange for the day-to-day operations of the Corporation and the purchase of assets for and the sale of assets held in the investment portfolio of the Corporation.

2. Duties and Obligations of the Adviser with Respect to Investment of Assets of the Corporation.

(a) Subject to the succeeding provisions of this paragraph and subject to the direction and control of the Corporation’s board of directors (the “Board of Directors”), the Adviser shall act as the investment adviser to the Company and shall manage the investment and reinvestment of the assets of the Company. Without limiting the generality of the foregoing, the Adviser shall, during the term and subject to the provisions of this Agreement, (i) determine the composition of the portfolio of the Corporation, the nature and timing of the changes therein and the manner of implementing such changes; (ii) identify, evaluate and negotiate the structure of the investments made by the Corporation; (iii) execute, close, service and monitor the investments that the Corporation makes; (iv) determine the securities and other assets that the Corporation will purchase, retain or sell; (v) perform due diligence on prospective portfolio companies; and (vi) provide the Corporation with such other investment advisory, research and related services as the Corporation may, from time to time, reasonably require for the investment of its funds. Nothing contained herein shall be construed to restrict the Corporation’s right to hire its own employees or to contract for administrative services to be performed by third parties, including but not limited to, the calculation of the net asset value of the Corporation’s shares.

(b) In the performance of its duties under this Agreement, the Adviser shall at all times use all reasonable efforts to conform to, and act in accordance with, any requirements imposed by (i) the provisions of the 1940 Act, and of any rules or regulations in force thereunder, subject to the terms of any exemptive order applicable to the Corporation; (ii) any other applicable provision of law; (iii) the provisions of the Articles of Incorporation and the Bylaws of the Corporation, as such documents may be amended from time to time; (iv) the investment objectives, policies and restrictions applicable to the Corporation as set forth in the Corporation’s Registration Statement on Form N-2, ~~initially filed on November 15, 2013~~ as declared effective by the Securities and Exchange Commission (“SEC”) on June 1, 2018, as amended from time to time by post-effective amendments thereto (the “Registration Statement”), ~~as they~~ and as such objectives, policies and restrictions may be amended from time to time by the Board of Directors or stockholders of the Corporation; and (v) any policies and determinations of the Board of Directors of the Corporation and provided in writing to the Adviser.

(c) The Adviser will seek to provide qualified personnel to fulfill its duties hereunder and, except as set forth in the following sentence, will bear all costs and expenses incurred in connection with its investment advisory duties hereunder. The Corporation shall reimburse the Adviser for all direct and indirect costs and expenses incurred by the Adviser for office space rental, office equipment, utilities and other non-compensation related overhead allocable to performance of investment advisory services hereunder by the Adviser, including the costs and expenses of due diligence of potential investments, monitoring performance of the Corporation’s investments, serving as directors and officers of portfolio companies, providing managerial assistance to portfolio companies, enforcing the Corporation’s rights in respect of its investments and disposing of investments. All allocations made pursuant to this paragraph (c) shall be made pursuant to allocation guidelines approved from time to time by the Board of Directors. The Corporation shall also be responsible for the payment of all the Corporation’s other expenses, including payment of the fees payable to the Adviser under Section 6 hereof; organizational and offering expenses; expenses incurred in valuing the Corporation’s assets and computing its net asset value per share (including the cost and expenses of any independent valuation firm); expenses incurred by the Adviser or payable to third parties, including agents, consultants or other advisors, in monitoring financial and legal affairs for the Corporation and in monitoring the Corporation’s investments and performing due diligence on the Corporation’s prospective portfolio companies or otherwise related to, or associated with, evaluating and making investments; interest payable on debt, if any, incurred to finance the Corporation’s investments and expenses related to unsuccessful portfolio acquisition efforts; offerings of the Corporation’s common stock and other securities; investment advisory and management fees payable under this Agreement; administration fees; transfer agent and custody fees and expenses; federal and state registration fees; all costs of registration and listing the Corporation’s shares on any securities exchange; federal, state and local taxes; independent directors’ fees and expenses; costs of preparing and filing reports or other documents required by the ~~Securities and Exchange Commission (“~~SEC~~”)~~ or other regulators; costs of any reports, proxy statements or other notices to stockholders, including printing costs; the costs associated with individual or group stockholders; the Corporation’s allocable portion of the fidelity bond, directors and officers/errors and omissions liability insurance, and any other insurance premiums; direct costs and expenses of administration and operation, including printing, mailing, long distance telephone, copying, secretarial and other staff, independent auditors and outside legal costs; and all other non-investment advisory expenses incurred by the Corporation or the Adviser in connection with the administering the Corporation’s business.

(d) The Adviser shall give the Corporation the benefit of its professional judgment and effort in rendering services hereunder, but neither the Adviser nor any of its officers, directors, employees, agents or controlling persons shall be liable for any act or omission or for any loss sustained by the Corporation in connection with the matters to which this Agreement relates, provided, that the foregoing exculpation shall not apply to a loss resulting from willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties under this Agreement; provided further, however, that the foregoing shall not constitute a waiver of any rights which the Corporation may have which may not be waived under applicable law.

(e) The Adviser will place orders either directly with the issuer or with any broker or dealer. Subject to the other provisions of this paragraph, in placing orders with brokers and dealers, the Adviser will attempt to obtain the best price and the most favorable execution of its orders. In placing orders, the Adviser will consider the experience and skill of the firm’s securities traders as well as the firm’s financial responsibility and administrative efficiency. Consistent with this obligation, the Adviser may select brokers on the basis of the research, statistical and pricing services they provide to the Corporation and other clients of the Adviser. Information and research received from such brokers will be in addition to, and not in lieu of, the services required to be performed by the Adviser hereunder. A commission paid to such brokers may be higher than that which another qualified broker would have charged for effecting the same transaction, provided that the Adviser determines in good faith that such commission is reasonable in terms either of the transaction or the overall responsibility of the Adviser to the Corporation and its other clients and that the total commissions paid by the Corporation will be reasonable in relation to the benefits to the Corporation over the long term, subject to review by the Board of Directors of the Corporation from time to time with respect to the extent and continuation of such practice to determine whether the Corporation benefits, directly or indirectly, from such practice.

3. Services Not Exclusive. Nothing in this Agreement shall prevent the Adviser or any officer, employee or other affiliate thereof from acting as investment adviser for any other person, firm or corporation, or from engaging in any other lawful activity, and shall not in any way limit or restrict the Adviser or any of its officers, employees or agents from buying, selling or trading any securities for its or their own accounts or for the accounts of others for whom it or they may be acting; provided, however, that the Adviser will not undertake, and will cause its employees not to undertake, activities which, in its reasonable judgment, will adversely affect the performance of the Adviser’s obligations under this Agreement.

4. Agency Cross Transactions. From time to time, the Adviser or brokers or dealers affiliated with it may find themselves in a position to buy for certain of their brokerage clients (each an “Account”) securities which the Adviser’s investment advisory clients wish to sell, and to sell for certain of their brokerage clients securities which advisory clients wish to buy. Where one of the parties is an advisory client, the Adviser or the affiliated broker or dealer cannot participate in this type of transaction (known as a cross transaction) on behalf of an advisory client and retain commissions from one or both parties to the transaction without the advisory client’s consent. This is because in a situation where the Adviser is making the investment decision (as opposed to a brokerage client who makes his own investment decisions), and the Adviser or an affiliate is receiving commissions from both sides of the transaction, there is a potential conflicting division of loyalties and responsibilities on the Adviser’s part regarding the advisory client. The SEC has adopted a rule under the Advisers Act which permits the Adviser or its affiliates to participate on behalf of an Account in agency cross transactions if the advisory client has given written consent in advance. By execution of this Agreement, the Corporation authorizes the Adviser or its affiliates to participate in agency cross transactions involving an Account. The Corporation may revoke its consent at any time by written notice to the Adviser.

5. Expenses. During the term of this Agreement, the Adviser will bear all compensation expense (including health insurance, pension benefits, payroll taxes and other compensation related matters) of its employees and shall bear the costs of any salaries or directors’ fees of any officers or directors of the Corporation who are affiliated persons (as defined in the 1940 Act) of the Adviser.

6. Compensation of the Adviser. The Adviser, for its services to the Corporation, will be entitled to receive a management fee (the “Base Management Fee”) and an incentive fee (“Incentive Fee”) from the Corporation.

(a) The Base Management Fee will be calculated at an annual rate of 1.75% of the Corporation’s gross assets, including assets purchased with borrowed funds or other forms of leverage and excluding cash and cash equivalents (such amount, “Gross Assets”). The Base Management Fee is payable quarterly in arrears on a ~~calendar~~ fiscal quarter basis. For the period from the date of ~~commencement of the Corporation’s operations~~ this Agreement (the “Commencement Date”) through the end of the first and second fiscal quarters ~~of the Corporation’s operations~~ after the Commencement Date, the Base Management Fee will be calculated based on the ~~initial~~ value of the Corporation’s ~~gross assets~~ Gross Assets as of the end of each such quarter. Subsequently, the Base Management Fee will be calculated based on the average value of the Corporation’s ~~gross assets, excluding cash and cash equivalents,~~ Gross Assets at the end of the two most recently completed ~~calendar~~ fiscal quarters prior to the quarter for which such fees are being calculated. Base Management Fees for any partial ~~month or~~ quarter will be appropriately pro-rated.

(b) The Incentive Fee will consist of two parts, as follows:

(i) The first component of the Incentive Fee (the “Income-Based Fee”) will be calculated and payable quarterly in arrears based on the Pre-Incentive Fee Net Investment Income for the immediately preceding ~~calendar~~ fiscal quarter for which such fees are being calculated and shall be payable promptly following the filing of the Corporation’s financial statements for such quarter. “Pre-Incentive Fee Net Investment Income” means interest income, dividend income and any other income (including any other fees, such as commitment, origination, structuring, diligence, managerial assistance and consulting fees or other fees that the Corporation receives from portfolio companies) accrued during the ~~calendar~~ fiscal quarter, minus the Corporation’s operating expenses for the quarter (including the Base Management Fee, expenses payable under the Corporation’s administration agreement (the “Administration Agreement”), any interest expense and any dividends paid on any issued and outstanding preferred stock, but excluding the Incentive Fee). Pre-Incentive Fee Net Investment Income includes, in the case of investments with a deferred interest feature (such as original issue discount, debt instruments with payment-in-kind interest and zero coupon securities), accrued income not yet received in cash; provided, however, that the portion of the Incentive Fee attributable to deferred interest features shall be paid, only if and to the extent received in cash, and any accrual thereof shall be reversed if and to the extent such interest is reversed in connection with any write off or similar treatment of the investment giving rise to any deferred interest accrual, applied in each case in the order such interest was accrued. Such subsequent payments in respect of previously accrued income shall not reduce the amounts payable for any quarter pursuant to clause (ii) below. Pre-Incentive Fee Net Investment Income does not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation.

(ii) Pre-Incentive Fee Net Investment Income, expressed as a rate of return on the value of the Corporation’s net assets (defined as total assets less senior securities constituting indebtedness and preferred stock) at the end of the ~~calendar~~ fiscal quarter for which such fees are being calculated, will be compared to a “hurdle rate” of 2.00% per quarter (8.00% annualized). The Corporation will pay the Adviser the Income-Based Fee with respect to the Corporation’s Pre-Incentive Fee Net Investment Income in each ~~calendar~~ fiscal quarter as follows:

(1)	no Income-Based Fee for any ~~calendar~~ fiscal quarter in which the Corporation’s Pre-Incentive Fee Net Investment Income does not exceed the hurdle rate;

(2)

100% of the Corporation’s Pre-Incentive Fee Net Investment Income for any ~~calendar~~ fiscal quarter with respect to that portion of the Pre-Incentive Fee Net Investment Income for such quarter, if any, that exceeds the hurdle rate but is less than 2.5% (10% annualized); and

(3)

20.0% of the amount of the Corporation’s Pre-Incentive Fee Net Investment Income for any ~~calendar~~ fiscal quarter with respect to that portion of the Pre-Incentive Fee Net Investment Income for such quarter, if any, that exceeds 2.5% (10.0% annualized);

provided that, no Incentive Fee in respect of Sections 6(b)(i) and 6(b)(ii) hereof will be payable except to the extent 20.0% of the cumulative net increase in net assets resulting from operations over the ~~calendar~~ fiscal quarter for which such fees are being calculated and the ~~11 preceding quarters~~ Lookback Period exceeds the cumulative Incentive Fees accrued and/or paid pursuant to Section 6(b) hereof for such ~~11 preceding quarters~~ Lookback Period. For the foregoing purpose, the “cumulative net increase in net assets resulting from operations” is the amount, if positive, of the sum of Pre-Incentive Fee Net Investment Income, realized gains and losses and unrealized appreciation and depreciation of the Corporation for the ~~calendar~~ fiscal quarter for which such fees are being calculated and the ~~11 preceding calendar quarters.~~

~~These calculations will be appropriately adjusted for any share issuances or repurchases during the calendar~~ Lookback Period. For the foregoing purpose, the “Lookback Period” means (1) through June 30, 2022, the period that commences on the last day of the fiscal quarter in which the Commencement Date occurs and ends on the last day of the fiscal quarter immediately preceding the fiscal quarter for which ~~such fees are~~ the Income-Based Fee is being calculated, and (2) after June 30, 2022, the eleven fiscal quarters immediately preceding the fiscal quarter for which the Income-Based Fee is being calculated.

(iii) The second part of the Incentive Fee (the “Capital Gains Fee”) will be determined and payable in arrears as of the end of each ~~calendar~~ fiscal year (or upon termination of this Agreement as set forth below), commencing with the ~~calendar~~ Corporation’s fiscal year ending on ~~December 31~~ June 30, ~~2014~~ 2021, and is calculated at the end of each applicable year by subtracting (1) the sum of the Corporation’s cumulative aggregate realized capital losses and aggregate unrealized capital depreciation from (2) the Corporation’s cumulative aggregate realized capital gains, in each case calculated from ~~the Commencement Date~~ June 30, 2020. If the amount so calculated is positive, then the Capital Gains Fee for such year is equal to 20% of such amount, less the aggregate amount of Capital Gains Fees paid in all prior years~~; provided that the Incentive Fee determined as of December 31, 2014 will be calculated for a period of shorter than twelve calendar months to take into account any realized capital gains computed net of all realized capital losses and unrealized capital depreciation for the period ending December 31, 2014~~ under this Agreement. If such amount is negative, then no Capital Gains Fee will be payable for such year. If this Agreement is terminated as of a date that is not a ~~calendar~~ fiscal year end, the termination date shall be treated as though it were a ~~calendar~~ fiscal year end for purposes of calculating and paying a Capital Gains Fee. For the avoidance of doubt, realized capital gains, realized capital losses, unrealized capital appreciation and unrealized capital depreciation with respect to the Company’s portfolio as of the end of the fiscal year ended June 30, 2020 shall be excluded from the calculations of the Capital Gains Fee.

7. Indemnification. The Adviser (and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the Adviser) shall not be liable to the Corporation for any action taken or omitted to be taken by the Adviser in connection with the performance of any of its duties or obligations under this Agreement or otherwise as an investment adviser of the Corporation (except to the extent specified in Section 36(b) of the 1940 Act concerning loss resulting from a breach of fiduciary duty (as the same is finally determined by judicial proceedings) with respect to the receipt of compensation for services), and the Corporation shall indemnify, defend and protect the Adviser (and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the Adviser) (collectively, the “Indemnified Parties”) and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Corporation or its security holders) arising out of or otherwise based upon the performance of any of the Adviser’s duties or obligations under this Agreement or otherwise as an investment adviser of the Corporation. Notwithstanding the preceding sentence of this Section 7 to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to the Corporation or its security holders to which the Indemnified Parties would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Adviser’s duties or by reason of the reckless disregard of the Adviser’s duties and obligations under this Agreement (as the same shall be determined in accordance with the 1940 Act and any interpretations or guidance by the SEC or its staff thereunder).

8. Duration and Termination.

(a) This Agreement shall become effective as of the first date above written. This Agreement may be terminated at any time, without the payment of any penalty, upon 60 days’ written notice, (i) by the vote of a majority of the outstanding voting securities of the Corporation, (ii) by the vote of the Corporation’s Directors, or (iii) by the ~~Advisor~~ Adviser. The provisions of Section 7 of this Agreement shall remain in full force and effect, and the

Adviser shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement. Further, notwithstanding the termination or expiration of this Agreement as aforesaid, the Adviser shall be entitled to any amounts owed under Section 3 through the date of termination or expiration and Section 7 shall continue in force and effect and apply to the Adviser and its representatives as and to the extent applicable.

(b) This Agreement shall continue in effect for two years from the ~~date hereof~~ Commencement Date and thereafter shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually by (A) the vote of the Board, or by the vote of a majority of the outstanding voting securities of the Corporation and (B) the vote of a majority of the members of the Corporation’s Board who are not parties to this Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the 1940 Act) of any such party, in accordance with the requirements of the 1940 Act.

(c) This Agreement will automatically terminate in the event of its “assignment” (as such term is defined for purposes of Section 15(a)(4) of the 1940 Act).

9. Notices. Any notice under this Agreement shall be in writing to the other party at such address as the other party may designate from time to time for the receipt of such notice and shall be deemed to be received on the earlier of the date actually received or on the fourth day after the postmark if such notice is mailed first class postage prepaid.

10. Amendment of this Agreement. This Agreement may be amended by mutual consent, but the consent of the Corporation must be obtained in conformity with the requirements of the 1940 Act.

11. Entire Agreement; Governing Law. This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof. This Agreement shall be construed in accordance with the laws of the State of New York and in accordance with the applicable provisions of the 1940 Act. In such case, to the extent the applicable laws of the State of New York, or any of the provisions herein, conflict with the provisions of the 1940 Act, the latter shall control.

12. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding on, and shall inure to the benefit of the parties hereto and their respective successors.

13. Counterparts. This Agreement may be executed in counterparts by the parties hereto, each of which shall constitute an original counterpart, and all of which, together, shall constitute one Agreement.

IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers, all as of the day and the year first above written.

CM FINANCE INC

By:
Name:	Christopher E. Jansen
Title:	President

CM INVESTMENT PARTNERS LLC

By:
Name:	Michael C. Mauer
Title:	Co-Chief Investment Officer

APPENDIX B

EXAMPLES OF QUARTERLY INCENTIVE FEE CALCULATION

Example 1: Income Related Portion of Incentive Fee before Total Return Requirement Calculation:

Alternative 1

Assumptions

Investment income (including interest, dividends, fees, etc.) = 1.25%

Hurdle rate(1) = 2.0%

Management fee(2) = 0.4375%

Other expenses (legal, accounting, custodian, transfer agent, etc.)(3) = 0.2%

Pre-incentive fee net investment income

(investment income – (management fee + other expenses) = 0.6125%

Pre-incentive fee net investment income does not exceed hurdle rate, therefore there is no income-related incentive fee.

Alternative 2

Assumptions

Investment income (including interest, dividends, fees, etc.) = 2.9%

Hurdle rate(1) = 2.0%

Management fee(2) = 0.4375%

Other expenses (legal, accounting, custodian, transfer agent, etc.)(3) = 0.2%

Pre-incentive fee net investment income

(investment income – (management fee + other expenses) = 2.2625%

Incentive fee = 100% × Pre-incentive fee net investment income (subject to “catch-up”)(4)

= 100% × (2.2625% – 2.0%)

= 0.2625%

Pre-incentive fee net investment income exceeds the hurdle rate, but does not fully satisfy the “catch-up” provision, therefore the income related portion of the incentive fee is 0.2625%.

Alternative 3

Assumptions

Investment income (including interest, dividends, fees, etc.) = 3.5%

Hurdle rate(1) = 2.0%

Management fee(2) = 0.4375%

Other expenses (legal, accounting, custodian, transfer agent, etc.)(3) = 0.2%

Pre-incentive fee net investment income

(investment income – (management fee + other expenses) = 2.8625%

Incentive fee = 100% × Pre-incentive fee net investment income (subject to “catch-up”)(4)

Incentive fee = 100% × “catch-up” + (20.0% × (Pre-Incentive Fee Net Investment Income – 2.5%))

“Catch-up” = 2.5% – 2.0%

= 0.5%

Incentive fee = (100% × 0.5%) + (20.0% × (2.8625% – 2.5%))

                  = 0.5% + (20.0% × 0.3625%)

                  = 0.5% + 0.725%

                  = 0.5725%

Pre-incentive fee net investment income exceeds the hurdle rate, and fully satisfies the “catch-up” provision, therefore the income related portion of the incentive fee is 0.5725%.

(1)	Represents 8.0% annualized hurdle rate.

(2)	Represents 1.75% annualized base management fee.

(3)	Excludes organizational and offering expenses.

(4)

The “catch-up” provision is intended to provide the Adviser with an incentive fee of 20.0% on all pre-incentive fee net investment income as if a hurdle rate did not apply when our net investment income exceeds 2.5% in any fiscal quarter.

Example 2: Income Portion of Incentive Fee with Total Return Requirement Calculation:

Alternative 1:

Assumptions

Investment income (including interest, dividends, fees, etc.) = 3.5%

Hurdle rate(1) = 2.0%

Management fee(2) = 0.4375%

Other expenses (legal, accounting, custodian, transfer agent, etc.)(3) = 0.2%

Pre-incentive fee net investment income

(investment income – (management fee + other expenses) = 2.8625%

Cumulative incentive compensation accrued and/or paid for preceding 11 calendar quarters = $9,000,000

20.0% of cumulative net increase in net assets resulting from operations over current and preceding 11 calendar quarters = $8,000,000

Although our pre-incentive fee net investment income exceeds the hurdle rate of 2.0% (as shown in Alternative 3 of Example 1 above), no incentive fee is payable because 20.0% of the cumulative net increase in net assets resulting from operations over the then current and 11 preceding calendar quarters did not exceed the cumulative income and capital gains incentive fees accrued and/or paid for the preceding 11 calendar quarters.

Alternative 2:

Assumptions

Investment income (including interest, dividends, fees, etc.) = 3.5%

Hurdle rate(1) = 2.0%

Management fee(2) = 0.4375%

Other expenses (legal, accounting, custodian, transfer agent, etc.)(3) = 0.2%

Pre-incentive fee net investment income

(investment income – (management fee + other expenses) = 2.8625%

Cumulative incentive compensation accrued and/or paid for preceding 11 calendar quarters = $9,000,000

20.0% of cumulative net increase in net assets resulting from operations over current and preceding 11 calendar quarters = $10,000,000

Because our pre-incentive fee net investment income exceeds the hurdle rate of 2.0% and because 20.0% of the cumulative net increase in net assets resulting from operations over the then current and 11 preceding calendar quarters exceeds the cumulative income and capital gains incentive fees accrued and/or paid for the preceding 11 calendar quarters, an incentive fee would be payable, as shown in Alternative 3 of Example 1 above.

(1)	Represents 8.0% annualized hurdle rate.

(2)	Represents 1.75% annualized base management fee.

(3)	Excludes organizational and offering expenses.

(4)

The “catch-up” provision is intended to provide the Adviser with an incentive fee of 20.0% on all pre-incentive fee net investment income as if a hurdle rate did not apply when our net investment income exceeds 2.5% in any fiscal quarter.

Example 3: Capital Gains Portion of Incentive Fee(*):

Alternative 1:

Assumptions

Year 1: $2.0 million investment made in Company A (“Investment A”), and $3.0 million investment made in Company B (“Investment B”)

Year 2: Investment A sold for $5.0 million and fair market value (“FMV”) of Investment B determined to be $3.5 million

Year 3: FMV of Investment B determined to be $2.0 million

Year 4: Investment B sold for $3.25 million

The capital gains portion of the incentive fee would be:

Year 1: None

Year 2: Capital gains incentive fee of $0.6 million — ($3.0 million realized capital gains on sale of Investment A multiplied by 20.0%)

Year 3: None — $0.4 million (20.0% multiplied by ($3.0 million cumulative capital gains less $1.0 million cumulative capital depreciation)) less $0.6 million (previous capital gains fee paid in Year 2)

Year 4: Capital gains incentive fee of $50,000 — $0.65 million ($3.25 million cumulative realized capital gains multiplied by 20%) less $0.6 million (capital gains incentive fee taken in Year 2)

Alternative 2

Assumptions

Year 1: $2.0 million investment made in Company A (“Investment A”), $5.25 million investment made in Company B (“Investment B”) and $4.5 million investment made in Company C (“Investment C”)

Year 2: Investment A sold for $4.5 million, FMV of Investment B determined to be $4.75 million and FMV of Investment C determined to be $4.5 million

Year 3: FMV of Investment B determined to be $5.0 million and Investment C sold for $5.5 million

Year 4: FMV of Investment B determined to be $6.0 million

Year 5: Investment B sold for $4.0 million

The capital gains incentive fee, if any, would be:

Year 1: None

Year 2: $0.4 million capital gains incentive fee — 20.0% multiplied by $2.0 million ($2.5 million realized capital gains on Investment A less $0.5 million unrealized capital depreciation on Investment B)

Year 3: $0.25 million capital gains incentive fee(1) — $0.65 million (20.0% multiplied by $3.25 million ($3.5 million cumulative realized capital gains less $0.25 million unrealized capital depreciation)) less $0.4 million capital gains incentive fee received in Year 2

Year 4: Capital gains incentive fee of $50,000 — $0.7 million ($3.5 million cumulative realized capital gains multiplied by 20.0%) less $0.65 million cumulative capital gains incentive fee paid in Year 2 and Year 3

Year 5: None — $0.45 million (20.0% multiplied by $2.25 million (cumulative realized capital gains of $3.5 million less realized capital losses of $1.25 million)) less $0.7 million cumulative capital gains incentive fee paid in Year 2, Year 3 and Year 4(2)

*

The hypothetical amounts of returns shown are based on a percentage of our total net assets and assume no leverage. There is no guarantee that positive returns will be realized, and actual returns may vary from those shown in this example.

(1)

As illustrated in Year 3 of Alternative 1 above, if a portfolio company were to be wound up on a date other than its fiscal year end of any year, it may have paid aggregate capital gains incentive fees that are more than the amount of such fees that would be payable if such portfolio company had been wound up on its fiscal year end of such year.

(2)

As noted above, it is possible that the cumulative aggregate capital gains fee received by the Adviser ($0.70 million) is effectively greater than $0.45 million (20% of cumulative aggregate realized capital gains less net realized capital losses or net unrealized depreciation ($2.25 million)).

PROXY CARD
SIGN, DATE AND VOTE ON THE REVERSE SIDE
YOUR VOTE IS IMPORTANT NO MATTER HOW MANY SHARES YOU OWN. PLEASE CAST YOUR PROXY VOTE TODAY!

PLEASE CAST YOUR PROXY VOTE TODAY!

CM Finance Inc

PROXY FOR A SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON AUGUST 28, 2019

The undersigned, revoking prior proxies, hereby appoints Michael C. Mauer and Rocco DelGuerico, and each of them, as attorneys-in-fact and proxies of the undersigned, granted in connection with the voting of the shares subject hereto with full power of substitution, to vote shares held in the name of the undersigned on the record date at the Special Meeting of Stockholders of CM Finance Inc (the “Company”) to be held at 9:30 a.m. Eastern Time on August 28, 2019, at the offices of Eversheds Sutherland (US) LLP, The Grace Building, 1114 Avenue of the Americas, 40th Floor, New York, NY 10036 or at any adjournment or postponement thereof.

This proxy is solicited on behalf of the Company, and each of the Proposals (set forth on the reverse side of this proxy card) has been unanimously approved by the Board of Directors and recommended for approval by stockholders.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendation.

Do you have questions? If you have any questions about how to vote your proxy or about the meeting in general, please call toll-free 1-800-488-8035. Representatives are available to assist you Monday through Friday 9 a.m. to 10 p.m. Eastern Time. Important Notice Regarding the Availability of Proxy Materials for this Special Meeting of Stockholders to be held on August 28, 2019. Our proxy statement is available at: www.proxyonline.com/docs/cmfinanceinc2019.pdf

[PROXY ID NUMBER HERE]	[BAR CODE HERE]	[CUSIP HERE]

CM Finance Inc

YOUR SIGNATURE IS REQUIRED FOR YOUR VOTE TO BE COUNTED. The signer(s) acknowledges receipt with this Proxy Statement of the Company. Your signature(s) on this should be exactly as your name(s) appear on this Proxy (reverse side). If the shares are held jointly, each holder should sign this Proxy. Attorneys-in-fact, executors, administrators, trustees or guardians should indicate the full title and capacity in which they are signing.

PROXY CARD

SIGNATURE (AND TITLE IF APPLICABLE)	DATE

SIGNATURE (IF HELD JOINTLY)	DATE

The Board of Directors recommends that you vote FOR the following proposals.

TO VOTE, MARK CIRCLES BELOW IN BLUE OR BLACK INK AS FOLLOWS. Example: 🌑

		FOR	AGAINST	ABSTAIN

1.	Approval of a new investment advisory agreement between CM Finance Inc and CM Investment Partners LLC (the “New Advisory Agreement”).	○	○	○

		FOR	AGAINST	ABSTAIN

2.

The adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the New Advisory Agreement.

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THANK YOU FOR VOTING

[PROXY ID NUMBER HERE]	[BAR CODE HERE]	[CUSIP HERE]